CREDIT AGREEMENT
Dated as of June 30, 2015

among
HORSEHEAD CORPORATION,
and
THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC
and
HORSEHEAD METAL PRODUCTS, LLC
as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and
MACQUARIE BANK LIMITED,
as Administrative Agent and Sole Arranger

Page

INTRODUCTION1
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS1
Section 1.01Certain Defined Terms1
Section 1.02Computation of Time Periods28
Section 1.03Accounting Terms.28
Section 1.04Miscellaneous28
ARTICLE II THE CREDIT FACILITIES29
Section 2.01The Advances29
Section 2.02Method of Borrowing.29
Section 2.03Fees.31
Section 2.04Repayment31
Section 2.05Interest31
Section 2.06Prepayments.32
Section 2.07Increased Costs.33
Section 2.08Payments and Computations.34
Section 2.09Taxes.35
Section 2.10Sharing of Payments, Etc37
Section 2.11Applicable Lending Offices37
Section 2.12Intentionally Omitted.37
Section 2.13Mitigation Obligations; Replacement of Lenders.37
Section 2.14Termination of Commitments and Facilities.38
Section 2.15Extension of Maturity Date39
Section 2.16Defaulting Lenders.39
ARTICLE III CONDITIONS OF LENDING40
Section 3.01Initial Conditions Precedent40
Section 3.02Conditions Precedent to Each Borrowing43
Section 3.03Determinations Under Sections 3.01 and 3.0243
ARTICLE IV REPRESENTATIONS AND WARRANTIES44
Section 4.01Formation and Existence44
Section 4.02Power and Authority44
Section 4.03Authorization and Approvals44
Section 4.04Enforceable Obligations44

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Section 4.05Financial Statements; No Material Adverse Effect.45
Section 4.06True and Complete Disclosure45
Section 4.07Litigation45
Section 4.08Compliance with Laws45
Section 4.09No Default46
Section 4.10Properties and Contracts.46
Section 4.11Environmental Condition.46
Section 4.12Insurance.47
Section 4.13Taxes47
Section 4.14ERISA Compliance.48
Section 4.15Security Interests.48
Section 4.16Labor Relations49
Section 4.17Solvency49
Section 4.18Margin Regulations49
Section 4.19Investment Company50
Section 4.20OFAC Restrictions50
ARTICLE V AFFIRMATIVE COVENANTS50
Section 5.01Preservation of Existence50
Section 5.02Compliance with Laws50
Section 5.03Maintenance of Property50
Section 5.04Maintenance of Insurance.50
Section 5.05Payment of Taxes, Etc51
Section 5.06Reporting Requirements51
Section 5.07Other Notices53
Section 5.08Books and Records; Inspection54
Section 5.09Use of Proceeds54
Section 5.10Nature of Business55
Section 5.11Further Assurances in General55
Section 5.12Cash Management55
Section 5.13Risk Management Policy55
Section 5.14Collateral55
Section 5.15Compliance with Anti-Money Laundering and OFAC Laws.56

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Section 5.16Maintenance of Liens57
Section 5.17Creditors57
Section 5.18Commodity Exchange Act Keepwell Provisions.57
ARTICLE VI NEGATIVE COVENANTS57
Section 6.01Liens, Etc57
Section 6.02Debts, Guaranties and Other Obligations58
Section 6.03Merger or Consolidation59
Section 6.04Asset Sales59
Section 6.05Capital Expenditures and Investments60
Section 6.06Restricted Payments62
Section 6.07Change in Nature of Business62
Section 6.08Transactions With Affiliates62
Section 6.09Agreements Restricting Liens and Distributions62
Section 6.10Limitation on Accounting Changes or Changes in Fiscal Periods62
Section 6.11Sale and Leaseback Transactions62
Section 6.12Other Debt63
Section 6.13Legal Status; Amendment of Organizational Documents63
Section 6.14Trading Limitations63
Section 6.15Additional Subsidiaries63
Section 6.16Accounts63
Section 6.17Intentionally Omitted63
Section 6.18Information64
Section 6.19Intentionally Omitted64
Section 6.20Financial Covenants.64
Section 6.21Post-Closing Obligations64
ARTICLE VII EVENTS OF DEFAULT64
Section 7.01Events of Default64
Section 7.02Optional Acceleration of Maturity67
Section 7.03Automatic Acceleration of Maturity67
Section 7.04Non-exclusivity of Remedies67
Section 7.05Right of Set-off67

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Section 7.06Application of Proceeds68
ARTICLE VIII THE ADMINISTRATIVE AGENT69
Section 8.01Appointment and Authority69
Section 8.02Rights as a Lender69
Section 8.03Exculpatory Provisions69
Section 8.04Reliance by Administrative Agent70
Section 8.05Delegation of Duties70
Section 8.06Resignation of Administrative Agent70
Section 8.07Non-Reliance on Administrative Agent and Other Lenders71
Section 8.08Indemnification71
Section 8.09Collateral Matters.72
Section 8.10No Other Duties, Etc73
ARTICLE IX MISCELLANEOUS73
Section 9.01Amendments, Etc73
Section 9.02Notices, Etc.74
Section 9.03No Waiver; Cumulative Remedies76
Section 9.04Costs and Expenses76
Section 9.05Indemnification76
Section 9.06Joint and Several Liability78
Section 9.07Successors and Assigns.79
Section 9.08Confidentiality.81
Section 9.09Execution in Counterparts82
Section 9.10Survival of Representations, etc82
Section 9.11Severability82
Section 9.12Governing Law82
Section 9.13Submission to Jurisdiction.82
Section 9.14Waiver of Jury Trial83
Section 9.15USA PATRIOT Act Notification83
Section 9.16Notice to Debtor; Entire Agreement.83

EXHIBITS:
Exhibit A        -    Form of Assignment and Acceptance Agreement
Exhibit B        -    Form of Borrowing Base Certificate
Exhibit C        -    Form of Borrowing Request
Exhibit D        -    Form of Compliance Certificate
Exhibit E        -    Form of Guaranty
Exhibit F        -    Form of Intercreditor Agreement - 2015
Exhibit G        -    Form of Note

SCHEDULES:
Schedule 1.01(a)    -    Applicable Index Price
Schedule 1.01(b)    -    Mortgaged Properties
Schedule 1.01(c)    -    Permitted Disclosed Liens
Schedule 1.01(d)    -    Real Property
Schedule 2.01        -    Commitments of the Lenders
Schedule 4.01        -    Equity Interests
Schedule 4.09        -    Known Defaults
Schedule 4.10(b)    -    Material Intellectual Property
Schedule 4.10(c)    -    Certain Contracts
Schedule 4.10(e)    -    Accounts
Schedule 4.11        -    Environmental Matters
Schedule 4.12        -    Insurance
Schedule 6.01(b)    -    Existing Debt
Schedule 6.05        -    Existing Investments
Schedule 9.02        -    Addresses for Notice

    v

CREDIT AGREEMENT
This Credit Agreement, dated as of June 30, 2015 (the “Effective Date”), is entered into by and between HORSEHEAD CORPORATION, company organized under the laws of the State of Delaware (“Horsehead”), and THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC, a limited liability company organized under the laws of the State of Delaware (“INMETCO”), and HORSEHEAD METAL PRODUCTS, LLC, a limited liability company organized under the laws of the State of North Carolina (“HMP” and, together with Horsehead and INMETCO, each a “Borrower” and, collectively, the “Borrowers”), and MACQUARIE BANK LIMITED, a company with limited liability organized under the laws of Australia, as Administrative Agent and a Lender (each term as defined below).

INTRODUCTION
A.    The Borrowers have requested that one or more of the Lenders provide certain loans to and extensions of credit on behalf of the Borrowers.
B.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. Any capitalized terms used in this Agreement that are not otherwise defined herein and are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Credit Support” means (i) approved credit insurance and/or letters of credit in form reasonably acceptable to Administrative Agent issued by a financial institution that has an “’A’ Equivalent Rating and (ii) a guarantee, credit default swap, credit insurance or other customary credit support, in each case, provided by any Person who has an “’A’ Equivalent Rating or is otherwise reasonably acceptable to Administrative Agent. For purposes herein, “Equivalent Rating” shall mean such rating by two or more of Moody’s, S&P or other nationally recognized rating services or the equivalent rating for such service.
“Acceptable Lien” means, with respect to any Property of any Person, any Lien on such Property which (a) with respect to any Collateral exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) secures the payment and performance of the Obligations; and (c) is perfected and valid and enforceable against the Borrower Party that created such Lien in preference to, and has priority over, any Liens or other rights of any Person therein, except for Permitted Liens and except as expressly provided in the Intercreditor Agreement - 2015.
“Account Control Agreement” shall have the meaning set forth in Section 3.01(a)(viii).
“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account.
“Adjusted EBITDA” means EBITDA as calculated from financial statements prepared in accordance with GAAP, adjusted for unrealized hedge gains/losses, non-cash compensation expenses, and one-time charges of Horsehead Holdings and its Subsidiaries on a consolidated basis,.
“Administrative Agent” means MBL in its capacity as administrative agent for the Lenders under the Credit Facility Documents and any successor in such capacity appointed pursuant to Section 8.06.
“Administrative Office” means the office of the Administrative Agent at the address specified on Schedule 9.02 or such other office, branch, subsidiary, affiliate or correspondent bank as the Administrative Agent may from time to time specify to the Borrower.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance in Dollars by a Lender to any Borrower as part of a Borrowing.
“Advance Limit” means, as of any date, the lesser of (a) the Borrowing Base on such date and (b) the aggregate Commitments, as such amounts may be increased or decreased in accordance with the terms and provisions of this Agreement.
“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agreement” means this Credit Agreement dated as of June 30, 2015, among the Borrowers, the Lenders and the Administrative Agent, as it may be amended or modified and in effect from time to time.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Annual Financials” has the meaning set forth in Section 5.06(a).
“Applicable Index Price” means for any Eligible Inventory as of any day, the applicable index price for such specific Eligible Inventory set forth on Schedule 1.01(a) attached hereto as of the last Business Day of the week immediately preceding such day.
“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrowers and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule 9.02 or such other address or correspondent bank as shall be designated by such party in a notice to the other parties to this Agreement.
“Applicable Margin” means with respect to the Contract Rate, 4.10 percent per annum.
“Approval” and “Consent” mean, with respect to any consent or approval sought by Borrowers and given by the Administrative Agent, the Collateral Agent or a Lender, the writings executed by such Person that (a) authorize Borrowers to take the action for which the consent or approval is sought and (b) set forth the conditions, if any, upon which the consent or approval is given by such Person. “Approve” and “Approved” have the correlative meanings.
“Approved Bailee Letter” means a letter or waiver from a third party holding or carrying Inventory in which such Person acknowledges the Acceptable Lien of Collateral Agent for the benefit of the Secured Party in such Inventory, waives or subordinates any Lien in such Inventory and otherwise agrees to customary secured creditor rights in such Inventory, in form and substance reasonably acceptable to Collateral Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Property of any Borrower Party.
“Assignment and Acceptance” shall mean an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A.
“Availability” means the Advance Limit minus the sum of all Lenders' Extensions of Credit.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bartlesville Facility” means Horsehead Holding’s former zinc processing facility located in Bartlesville, Oklahoma.
“Beaumont Facility” means the Horsehead Holding’s former zinc recycling facility located in Beaumont, Texas.
“Borrower” and “Borrowers” are each defined in the first paragraph of this Agreement.
“Borrower Party” means each Borrower and Guarantor, and “Borrower Parties” means all such Persons.
“Borrower Insurance Policies” has the meaning set forth in Section 3.01(a)(xv).
“Borrowers’ Agent” has the meaning set forth in Section 9.02(g).
“Borrowers Current Assets” means the current assets of the Borrowers, determined in accordance with GAAP.
“Borrowers Current Liabilities” means the current liabilities (excluding notes payable and current maturities of long term indebtedness) of the Borrowers, determined in accordance with GAAP.
“Borrowers Net Working Capital” means, at any date, an amount equal to (a) the Borrowers Current Assets, minus (b) Borrowers Current Liabilities.
“Borrowing” means a borrowing consisting of simultaneous Advances made by each Lender pursuant to Section 2.01.
“Borrowing Base” means, without duplication, the sum of the following based on the assets of the Borrowers, minus the Exposure minus such reserves as the Administrative Agent may reasonably deem proper and necessary from time to time:
(a)    100% of Cash Collateral and cash maintained in a deposit account that is subject to an Account Control Agreement pursuant to which the Collateral Agent has an Acceptable Lien; provided that the amount included in the Borrowing Base under this clause (a) shall not exceed $30,000,000;

(b)    The value of Eligible Receivables multiplied by the Applicable Advance Rate, as follows:

Form of accounts receivable	Applicable Advance Rate
Eligible Receivables payable by a Lender or its Affiliate	100%
Eligible Receivables supported by Acceptable Credit Support	90%
Eligible Receivables payable by counterparties with an Investment Grade Rating not disapproved by the Administrative Agent	90%
All other forms of Eligible Receivables	85%

(c)    The value of Eligible Inventory based upon basis and reference, multiplied by the Applicable Advance Rate, as follows, as adjusted by the Administrative Agent in its discretion for appropriate market premium or discount based upon quality of Eligible Inventory versus Applicable Index Price referenced quality inventory:

Form of Eligible Inventory	Applicable Advance Rate	Basis	Reference
Hedged zinc-containing inventory, including Waelz oxide and calcine, but not including WIP, powers, dross/skims, EAF or zinc dust	90%	Market	Applicable Index Price
Unhedged zinc containing inventory, including Waelz oxide and calcine, but not including WIP, powers, dross/skims, EAF or zinc dust	70%	Market	Applicable Index Price
Lead/Silver Concentrates	60%	Market	Applicable Index Price
Hedged Nickel remelt and pigs	90%	Market	Applicable Index Price
Unhedged Nickel remelt and pigs	70%	Market	Applicable Index Price
Metallurgical Coke	60%	Cost

(d)    Net Fixed Asset Liquidation Value.
(e)    75% of the INMETCO Projected Gross Margin for the following six (6) months, subject to a cap which is the lesser of (i) $9,000,000 and (ii) (A) 120% of (B) six (6) times the actual average monthly INMETCO Gross Margin achieved by INMETCO over the last twelve (12) month period.
An example of a calculation of the Borrowing Base is attached hereto as Exhibit B.

Any assets which would violate the Risk Management Policy will be excluded from the Borrowing Base. Any change in the Borrowing Base due to a change in the Collateral shall be effective on the effective date of such change in the Collateral.
The value of the Borrowing Base shall be determined by reference to the most recently dated Borrowing Base Certificate or update thereof prepared by the Borrowers pursuant to Section 5.06(e) and (f) absent any error in such Borrowing Base Certificate or update thereof as of the date delivered, provided, however, that if Borrowers fail to deliver a Borrowing Base Certificate or update thereof or supporting information as and when required pursuant to Section 5.06(e), the Administrative Agent has the right to reduce the Borrowing Base in effect to zero until such Borrowing Base Certificate or update or supporting information is delivered in compliance with this Agreement. The Administrative Agent may recalculate the Borrowing Base on any Business Day based on information with respect to the Borrowing Base then known to the Administrative Agent. The value of each item (a) through (e) above shall be computed in accordance with the provisions of the respective definitions provided in this Agreement. Notwithstanding any other provision of the Credit Facility Documents, (1) no asset shall be included in the Borrowing Base unless the Collateral Agent has been granted, for the benefit of the Secured Parties, an Acceptable Lien and, in any event, the Lien evidenced thereby has been perfected under applicable law, and (2) no asset shall be included in the Borrowing Base in duplicate categories such that it would be counted toward the Borrowing Base more than once.
In the event that at any time the Administrative Agent reasonably determines that the most recently delivered Borrowing Base Report overstates the amount of any of items (a) through (e) above or understates the amount of Exposure above, the Administrative Agent will give written notice of such determination to Borrowers, so that Borrowers may promptly correct such overstatement.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of a Borrower, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent, together with supporting information thereto.
“Borrowing Date” means the date on which any Advance is made hereunder.
“Borrowing Request” means a borrowing request in the form of the attached Exhibit C signed by a Responsible Officer.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.
“CAA” means that certain Collateral Agency and Intercreditor Agreement, dated as of the date of this Agreement, by and among MBL, as collateral agent, the Administrative Agent, on behalf of the Lenders and each other Secured Party from time to time a party thereto, as amended from time to time.
“Capital Expenditures” means all expenditures in respect of the purchase or other acquisition of any fixed or capital asset including, without limitation, land, buildings and equipment, but excluding any such expenditure made in connection with the replacement or restoration of fixed or capital assets to the extent financed with insurance proceeds paid on account of the loss of or damage to, with awards of compensation arising from the taking by condemnation or eminent domain of, or with the proceeds of any other disposition of (to the extent permitted under this Agreement), such fixed or capital assets.
“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
"Capitalized Lease Obligation" shall mean any obligations of any Borrower Party under a Capital Lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Collateral” “ means (a) Dollars which have been deposited with the Collateral Agent as Collateral for all Obligations, and held in the Cash Collateral Account; and (b) Dollars which have been deposited at another financial institution as Collateral for any Obligations, provided that such cash collateral is subject to an Account Control Agreement pursuant to which the Collateral Agent has an Acceptable Lien, in each case including Dollars in a Cash Collateral Account or account controlled by Collateral Agent that arise from prepayments of accounts.
“Cash Collateralize” means to deposit and pledge Cash Collateral as collateral for the Obligations, it being acknowledged by the parties hereto that the pledge contained within the Security Agreement is sufficient for the requirement to pledge Cash Collateral hereunder.
“Cash Collateral Account” means a special cash collateral account pledged by the applicable Borrower Party to the Collateral Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to this Agreement.
“Cash Equivalents” means (a) securities with maturities of 180 days or less from the date of acquisition insured or fully guaranteed or insured by the United States Government or any agency thereof, and (b) overnight deposits in money market accounts held in the United States with any Lender or with any commercial bank domiciled in the United States having capital and surplus in excess of $500,000,000.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of, or taking effect of, any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following: (a) one hundred percent (100%) of the Equity Interests of any Borrower is no longer owned or controlled by Horsehead Holding, (b) one hundred percent (100%) of the Equity Interests of any Subsidiary of a Borrower (other than Horsehead Zinc Recycling, LLC, a South Carolina limited liability company (“Horsehead Zinc”)) is no longer owned or controlled by a Borrower, (c) ninety-nine percent (99%) of the Equity Interests of Horsehead Zinc is no longer owned or controlled by a Borrower, (d) any merger, consolidation or sale of substantially all of the property or assets of any Borrower Party, or (e) with respect to Horsehead Holding:
(a)    any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934, as amended) of (i) securities possessing more than fifty percent (50%) of the total combined voting power of Horsehead Holding's outstanding securities; or
(b)    there is a change in the composition of Horsehead Holding's Board of Directors over a period of twelve (12) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
For purposes of this definition, “controlled by” shall mean the power of any person, direct or indirect (i) to vote one hundred percent (100%) or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Person or (ii) to direct or cause the direction of the management and policies of any Person by contract or otherwise.
“Closing Date” means July 6, 2015.
“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“Collateral” means, collectively, all Property (other than Excluded Assets) pledged, mortgaged, assigned, granted or otherwise subjected to a Lien under any of the Security Documents, and any proceeds therefrom.
“Collateral Agent” means MBL in its capacity as collateral agent for the Lenders under the CAA and any successor in such capacity appointed pursuant to the CAA.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any regulations promulgated thereunder.
“Contract Rate” means a rate per annum equal to the lesser of (a) the sum of the Applicable Margin plus the Designated LIBOR Rate, and (b) the Highest Lawful Rate.
“Commitment” means, as to each Lender, its obligation to (a) make Advances to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto opposite the caption “Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.18. The aggregate amount of the Commitments as of the Closing Date is $80,000,000.
“Commitment Fee” has the meaning set forth in Section 2.03(a).
“Competing Guaranty” has the meaning set forth in Section 9.06(b).
“Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Borrowers in substantially the form of the attached Exhibit D.

“Cost of Funds Rate” means the rate per annum quoted by the Administrative Agent to the Borrowers at or about the commencement of any Advance as the cost of funds for the Advance, as determined by the Administrative Agent in its sole discretion which determination may include, without limitation, such factors as the Administrative Agent shall deem appropriate from time to time, including without limitation, market, regulatory and liquidity conditions; provided that such rate is not necessarily the cost to any Lender of funding the specific Advance, and may exceed a Lender’s actual cost of borrowing in the interbank market or other markets in which a Lender may obtain funds from time to time for amounts similar to the amount of the Advance.
“Credit Facility Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Guaranties, the Security Documents, the Intercreditor Agreement - 2015, the Fee Letter and each other agreement, instrument or document executed by any Borrower Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.
“Credit Facility Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Credit Facility Document or otherwise with respect to any Advance, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Current Assets” means the current assets of the Horsehead Holdings and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.
“Current Liabilities” means the current liabilities (excluding notes payable and current maturities of long term indebtedness) of the Horsehead Holdings and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.
“Debt,” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money; (b) amount raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) reimbursement obligations under any letter of credit agreement; (d) obligations under any Hedge Agreement; (e) Capitalized Lease Obligations; (f) any other transaction (including forward sale or purchase agreements, and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), including prepayments received for the sale of Inventory or the providing of services by a Borrower Party for which the delivery of Inventory or the providing of services is more than two (2) months after the date of prepayment; (g) Debt of others secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Debt shall have been assumed by such Person or is limited in recourse; and (h) all Guarantees of such Person in respect of any of the foregoing. The amount of any Debt under any Hedge Agreement on any date shall be deemed to be the Termination Value thereof as of such date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States or Canada, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Legal Requirements of the United States or Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing prior to the Borrowing Date that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.
“Deposit Accounts” has the meaning set forth in Section 5.12.
“Depository Banks” has the meaning set forth in Section 5.12.
“Designated LIBOR Rate” means a rate per annum (on the basis of a year of three hundred sixty (360) days and rounded upward, if necessary, to the nearest 1/16th of 1%) equal to the rate obtained by dividing (i) a rate per annum quoted on the Reuters page LIBOR03 for the purpose of displaying London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) in U.S. Dollars as the three month London Interbank Offered Rate in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) each day (or if such day is not a London Business Day, as fixed in the same manner on the immediately preceding London Business Day, which day's rate shall, unless otherwise provided for, apply to the immediately succeeding non-London Business Days), as determined by the Administrative Agent from any broker, quoting service or commonly available source utilized by the Administrative Agent, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities, which includes deposits by reference to which the interest rate on London Interbank Offered Rate loans is determined, or any category of extensions of credit or other assets which includes loans by a non-United States' office of a bank to United States' residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Administrative Agent's sole discretion. If such rate does not appear on Reuters page LIBOR03 (or otherwise on such successor page), the Designated LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which MBL offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first Business Day of such calendar month, in the approximate amount of the relevant Advance and having a three month maturity. Notwithstanding the foregoing, in the following circumstances and for so long as such circumstances persist, the Designated LIBOR Rate shall be the Cost of Funds Rate for all purposes of this Agreement:
(a)     if the Administrative Agent is unable to determine the London Interbank Offered Rate for loans in a principal amount of at least U.S. $1,000,000 having a three-month maturity in accordance with the foregoing procedures;
(b)    if the Administrative Agent determine that any Change in Law makes it unlawful for any Lender to perform their obligations under this Agreement to make, fund or maintain Advances that bear interest at the London Interbank Offered Rate;
(c)    if the Administrative Agent determines that the London Interbank Offered Rate for loans in a principal amount of at least U.S. $1,000,000 having a three-month maturity will not adequately reflect the cost to such Lenders of making or funding Advances at such rate; or
(d)    at the election of the Administrative Agent 3 Business Days after receipt by Borrowers of a written notice thereof, at any time when and so long as an Event of Default has occurred and is continuing.
“Dispose” means to transfer in an Asset Disposition.
“Disqualified Stock” means any Capital Stock of a Person or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), 91 days after the Scheduled Maturity Date.
Notwithstanding the preceding sentence:
(1)    any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Horsehead Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock so long as the right to have such Capital Stock repurchased upon a Change of Control or asset sale are no more favorable to the holders thereof than the requirements set forth;

(2)    any Capital Stock issued to any plan for the benefit of employees of Horsehead Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Horsehead Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and
(3)    any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of Horsehead Holdings, any of its Subsidiaries or any parent in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Horsehead Holdings or its Subsidiaries.
“Dollars” and “$” means the lawful money of the United States of America.
“EBITDA” for any period means an amount equal to (a) Net Income of Horsehead Holdings and its Subsidiaries on a consolidated basis, calculated from financial statements prepared in accordance with GAAP plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense of Horsehead Holdings and its Subsidiaries, (ii) provision for income taxes of Horsehead Holdings and its Subsidiaries, (iii) depreciation and amortization of Horsehead Holdings and its Subsidiaries, and (iv) unrealized gains and losses on hedge transaction positions, non-cash compensation expenses, one-time charges to Net Income and all other non-cash charges, in each case of Horsehead Holdings and its Subsidiaries.
“Eligible Assignee” means (a) a Lender or Affiliate of a Lender, (b) a fund or funding vehicle either managed by, serviced by or associated with a Lender or a Lender’s Affiliate, and (c) any other Person (other than a natural person) approved by the Administrative Agent, and, as long as no Event of Default exists, by the Borrower, in either such case such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower Party, any Borrower Party's Affiliates or Subsidiaries or any of Borrower Party’s competitors that are notified by the Borrowers to the Administrative Agent in writing prior to the Closing Date (such list to be approved by the Administrative Agent in its sole discretion).
“Eligible Inventory” means, at any time, a Borrower’s Inventory:
(a)    to which any of the Borrowers has title;
(b)    which is located in the United States or Canada; and
(c)    in which the Collateral Agent has an Acceptable Lien.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“Eligible Receivable” means accounts receivable arising from the sale by the Borrowers to customers in the Ordinary Course of Business of eligible products on ordinary course terms and conditions that are (a) net of third party payables, unless such payable is subject to subordination reasonably acceptable to Administrative Agent; (b) not past due more than 30 days after the due date of the relevant invoice; and (c) subject to an Acceptable Lien; provided that if the amount of Eligible Receivables payable by one counterparty and its Affiliates exceed 30% of the total amounts of Eligible Receivables, then only the amount of such Eligible Receivable up to such 30% of total shall be counted in the Borrowing Base.

“Environmental Event” means the existence of an Environmental Liability of any Borrower Party that could reasonably be expected to have a Material Adverse Effect.
“Environmental Law” means all applicable federal, provincial, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any Permit under any Environmental Law.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (g) an event or condition with respect to any Pension Plan that has resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any Taxes under any Legal Requirements.
“Events of Default” has the meaning set forth in Section 7.01.

“Excluded Assets” means:
(1)    vehicles and other property covered by certificates of title or ownership to the extent that a security interest therein cannot be perfected solely by filing a UCC-1 financing statement in the jurisdiction of organization of the owner thereof;
(2)    fee interests in Non-Material Real Property and leasehold interests in real property with respect to which the any Borrower Party is a tenant or subtenant;
(3)    any asset or property right of any nature if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right or (B) a breach, termination or default under any lease, license, contract or agreement, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Debtor Relief Law) or principles of equity, to which any Borrower Party is party; provided that the foregoing exclusions of this clause (3) shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s security interests in and Liens upon any rights or interests of any Borrower Party in or to (A) monies due or to become due under or in connection with any described asset, property right, lease, license, contract or agreement, or (B) any proceeds from the sale, license, lease, or other dispositions of any such asset, property right, lease, license, contract or agreement;
(4)    any asset or property right of any nature to the extent that any applicable law or regulation prohibits or restricts (including any requirements to obtain the consent of any Governmental Authority) the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9¬408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided that the foregoing exclusions of this clause (4) shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s continuing security interests in and Liens upon any rights or interests of any Borrower Party in or to (A) monies due or to become due under or in connection with any described asset or property right, or (B) any proceeds from the sale, license, lease, or other dispositions of any such asset or property right;
(5)    Equity Interests of (i) any Person (other than any Borrower Party), to the extent, and for so long as, such pledge is not permitted or is restricted by the terms of such Person’s organizational or joint venture documents or other agreements with holders of such Capital Stock and (ii) Horsehead Zinc Recycling, LLC, a Delaware limited liability company, or any successor thereof and (iii) Zochem, Inc.; provided that the foregoing exclusions of this clause (5) shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s continuing security interests in and Liens upon any rights or interests of any Borrower Party in or to (A) monies due or to become due under or in connection with any such Equity Interests described in clause (i) hereof, or (B) any proceeds from the sale, license, lease, or other dispositions of any such Equity Interests described in clause (i) hereof;
(6)    any commercial tort claims, whether now owned or hereafter acquired, if the amount of such commercial tort claim does not exceed $2,500,000;
(7)    any intent-to-use trademark applications filed in the United States Patent and Trademark Office to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law; provided that, upon submission and acceptance by the United States Patent and Trademark Office of an

amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall cease to be considered an Excluded Asset;
(8)    the voting Equity Interests of any Foreign Subsidiary;
(9)    property and assets owned by any Borrower Party that are the subject of Permitted Liens described in Section 6.01(c) for so long as such Permitted Liens are in effect and the Debt secured thereby otherwise prohibits any other Liens thereon or creates a right of termination in favor of any party (other than any Borrower Party);
(10)    (i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and Federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any Borrower Party, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of Horsehead Holdings or any Borrower Party, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts; and
(11)    those assets with less than $1,000,000 in value as to which the Administrative Agent and the Borrowers mutually determine in writing that the cost, time, or difficulty of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security afforded thereby.
“Excluded Hedge Obligation” means, with respect to any Borrower Party individually determined on a Borrower Party by Borrower Party basis, any Obligation in respect of any Hedge Agreement or Physical Purchase Transaction if, and solely to the extent that, all or a portion of the guarantee of such Borrower Party of, or the grant by such Borrower Party of a security interest to secure, such Obligation in respect of any Hedge Agreement or Physical Purchase Transaction (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.10(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.10(c) and (d) any United States Federal withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of any Borrower if the Borrower is not a resident of the United States for tax purposes to any Lender or Administrative Agent hereunder or under any other Credit Facility Document, provided that such Lender, such Administrative Agent shall have complied with Section 2.10(e).
“Exposure” means, as of any date, the sum of the Termination Values under any Hedge Agreements , if any, payable by a Borrower Party to the applicable counterparty (other than any Person party to a Hedge Agreement with a Borrower Party if either (i) at the time such Hedge Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) at any time after such Hedge Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder).
“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Advances made or deemed made by such Lender then outstanding.
“Facility” means the credit facility described in Section 2.01,.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
“Fee Letter” means a letter dated as of even date hereof between the Borrower Parties and MBL.
“Financial Officer” means the Vice President – Finance and/or Corporate Controller of Borrower.
“Fiscal Year” means an accounting period beginning on January 1st and ending on December 31st] of each year.
“Foreclosure Sale” has the meaning set forth in Section 7.06.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fraudulent Transfer Laws” has the meaning set forth in Section 9.06(b).
“Fund” means any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Guarantee shall be deemed to be an amount equal to the least of (x) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, (y) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or (z) the fair market value of the property subject to the relevant Lien to the extent the obligations secured by such property are otherwise non-recourse to such Person. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means the Borrowers, Horsehead Holding and Chestnut Ridge Railroad Corp., company organized under the laws of the State of Delaware.
“Guaranty” means a Guaranty among one or more of the Guarantors and the Administrative Agent for the benefit of the Secured Parties, in the form of the attached Exhibit E, as amended, supplemented, and otherwise modified from time to time.
“Hazardous Material” means (a) any petroleum products or byproducts, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, whether on a spot basis or otherwise, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Hedges and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, and (c) any other derivative agreement or other similar agreement or arrangement (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act) (any such master agreement, together with any schedules, exhibits, confirmations, addenda and annexes thereto, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Transaction” means a Hedge Agreement that meets all of the following requirements: (i) the purpose of such Hedge Agreement is to protect Counterparty against commodity price, commodity availability or similar risks in respect of Inventory, in each case, reasonably expected to arise in Counterparty’s Ordinary Course, (ii) such Hedge Agreement (when aggregated with all other Hedge Transactions under which Counterparty is obligated) does not result in Counterparty being exposed to commodity prices or commodity volumes other than with respect to commodities and volumes of such commodities reasonably expected to be utilized or produced (as applicable) in Counterparty’s Ordinary Course over the term of such Hedge Agreement, and (iii) such transaction is entered into in Counterparty’s Ordinary Course.
“HMP” is defined in the first paragraph of this Agreement.
“Horsehead” is defined in the first paragraph of this Agreement.
“Horsehead Holding” means Horsehead Holding Corp., a company organized under the laws of the State of Delaware.
“Indemnified Liabilities” shall have the meaning set forth in Section 9.05 hereof.
“Indemnified Taxes” means any Taxes other than Excluded Taxes.
“Indenture - 2011” shall mean that certain Indenture, dated the July 27, 2011, by and among Horsehead Holding and the Indenture - 2011 Trustee.
“Indenture - 2011 Trustee” shall mean U.S. Bank, as trustee under the Indenture - 2011, and any successor trustee thereunder.
“Indenture - 2012” shall mean that certain Indenture, dated the July 26, 2012, by and among Horsehead Holding, the other Grantors (as defined therein) party thereto, the Indenture - 2012 Trustee and the Indenture - 2012 Collateral Agent.
“Indenture - 2012 Collateral Agent” shall mean the Collateral Agent (as defined in the Intercreditor Agreement - 2015).
“Indenture - 2012 Collateral Documents” shall mean the Indenture Collateral Documents (as defined in the Intercreditor Agreement - 2015).
“Indenture - 2012 Trustee” shall mean U.S. Bank, as trustee under the Indenture - 2012, and any successor trustee thereunder.
“Independent Auditor” means Grant Thornton LLP or any other independent auditor registered with the Public Company Account Oversight Board that the Borrowers or Horsehead Holding may appoint.

“Initial Financial Statements” means (a) the audited combined balance sheets and related statements of income or operations, shareholders' equity and cash flows of Horsehead Holding and its consolidated Subsidiaries, on a consolidated basis, for the Fiscal Year ended December 31, 2014, including the notes thereto, (b) the unaudited combined balance sheets and related statements of income or operations of Horsehead Holding and its consolidated Subsidiaries, on a consolidated and consolidating basis, for the quarter ended March 31, 2015, (c) the unaudited combined monthly balance sheets and related statements of income or operations of Horsehead Holding and its consolidated Subsidiaries for the months ended April 30, 2015 and May 31, 2015.
“INMETCO” is defined in the first paragraph of this Agreement.
“INMETCO Eligible Projected Sales Revenue” means for any month INMETCO’s anticipated revenues from sales of goods or services under fixed prices or for which the sale price is hedged (and taking into account such hedge) for such month.
“INMETCO Projected Gross Margin” means for any month INMETCO Eligible Projected Sales Revenue for such month less the anticipated cost of the goods to be sold or services provided in connection therewith.
“INMETCO Gross Margin” means for any month the amount of revenues for sales or services for fixed prices or with which the sales price was hedged in accordance with the Risk Management Policy, less the cost of such goods sold or services provided.
“Intellectual Property” shall mean property constituting under any applicable Legal Requirement a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.
“Intercreditor Agreement – 2015” means an intercreditor agreement, between the Indenture - 2012 Collateral Agent, the Indenture - 2012 Trustee, and the Collateral Agent on behalf of the Secured Parties, in the form of the attached Exhibit F, as amended, restated, amended and restated, or otherwise modified from time to time.
“Interest Expense” means, for any Person, the sum of all interest charges (including under Capital Leases and all amortization of debt discount and expense and other deferred financing charges) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus all fees payable in respect of the issuance of standby letters of credit for the account of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Inventory” means has the meaning given to such term in the UCC plus Waelz oxide, calcine and zinc owned by a Borrower Party.
“Investment” of any Person means any (a) loan, advance (other than commission, travel and similar advances to officers, representatives and employees, drawing accounts and similar expenditures or prepayments or deposits made in the Ordinary Course of Business) to, or guarantee or assumption of Debt of a purchase or other acquisition of any other debt or interest in, another Person, or extension of credit that constitutes Debt of the Person to whom it is extended; (b) contribution of capital by such Person; (c) stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; (d) any deposit accounts; and (e) certificates of deposit owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP).

“Investment Grade Rating” of a Person means that such Person has a minimum investment grade rating on its senior unsecured debt securities of at least BBB- as determined by S&P and Baa3 as determined by Moody's.
“IRS” means the United States Internal Revenue Service.
“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.
“Lenders” means the lenders listed on the signature pages of this Agreement and any other person that has become a party hereto pursuant to an Assignment and Acceptance; provided that, the term “Lenders” shall not include any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Market Value” means (a) with respect to the Borrowers’ Inventory in respect of which the Borrowers have existing firm contracts to sell such Inventory, the specified price to be paid for such Inventory under such contracts and (b) as to other Inventory, the market value thereof determined on a basis reasonably acceptable to the Administrative Agent.
“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, Properties, financial condition, assets or liabilities of the Borrower Parties and their Subsidiaries, taken as a whole, (b) the ability of any Borrower Party to perform its obligations under any Credit Facility Document to which it is a party, (c) the Collateral, or the Administrative Agent's Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, (d) the legality, validity or enforceability against any Borrower Party of any of the Credit Facility Documents or the rights or remedies of the Administrative Agent or the Secured Parties thereunder, or (e) the existence of any Borrower or Horsehead Holding.
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date, and (b) the acceleration of all Credit Facility Obligations pursuant to Article VII.
“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).
“MBL” means Macquarie Bank Limited, a company with limited liability organized under the laws of Australia.
“Monaca Facility” means the Horsehead Corporation’s former zinc smelter and refinery facility located in Monaca, Pennsylvania.

“Moody's” means Moody's Investors Service, Inc.
“Mortgage” means a mortgage or deed of trust, as applicable, substantially in the form agreed upon by the Borrowers and the Collateral Agent, granting an Acceptable Lien in the Mortgaged Properties to the Collateral Agent for the benefit of the Secured Parties subject only to the Permitted Encumbrances.
“Mortgaged Properties” means the facilities set forth on Schedule 1.01(b) attached hereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Fixed Asset Liquidation Value” means, as of any date, the amount agreed upon by the Administrative and the Borrowers as the deemed fixed assets liquidation value on such date, which shall initially be $20,000,000, as such amount shall be determined and adjusted by the Administrative Agreement from time to time in its discretion.
“Net Income” means for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and securities) other than in the Ordinary Course of Business, and (ii) any write-up or write-down of assets, (b) the cumulative effect of any change in GAAP, (c) any equity interest in unremitted earnings of any Person that is not a Subsidiary, and (d) income of any Person accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with any Borrower or any Subsidiary on the date such Person’s assets are acquired by any Borrower or a Subsidiary.
“Net Working Capital” means, at any date, an amount equal to (a) the Current Assets, minus (b) Current Liabilities.
“Non-Material Real Property” means (a) the Monaca Facility, (b) the Bartlesville Facility, (c) the Beaumont Facility and (d) any other real property with a fair market value, including any improvements thereon before or after the acquisition thereof, of less than $2.0 million.
“Note” has the meaning given to such term in Section 2.02(g).
“Obligations” has the meaning given such term in the CAA; provided that solely with respect to any Transaction Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Transaction Party, as applicable, shall in any event be excluded from “Obligations” owing by such Transaction Party.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic

Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“OFAC Violation” has the meaning assigned to such term in Section 5.15 of this Agreement.
“Ordinary Course of Business” shall mean with respect to any Borrower Party, operations in connection with environmental services, metals processing and metals reclamation and all related activities incidental thereto entered into in the ordinary course of business.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Facility Document.
“Payment Date” means the first (1st) Business Day of each month during the term of this Agreement, commencing on the first (1st) Business Day in the month following the Closing Date.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Participant” has the meaning set forth in Section 9.06(f).
“Pension Plan” means (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, or (ii) any other pension benefit plan or similar arrangement applicable to employees of a Borrower Party.
“Permit” means any permit, license, order, approval or other authorization under any Legal Requirement.
“Permitted Additional Unsecured Debt” means unsecured Debt of Horsehead Holdings which does not:
(a)exceed the sum of (x) $40.0 million plus (y) 75% of the Net Cash Proceeds received by Horsehead Holdings since July 26, 2012 from the issue or sale of Capital Stock of Horsehead Holdings or cash contributed to the capital of Horsehead Holdings (in each case other than proceeds of Disqualified Stock or sales of Capital Stock to, or contributions received from, Horsehead Holdings or any of its Subsidiaries), to the extent such Net Cash Proceeds or cash have not been applied to make Restricted Payments or (B) redeem Debt; or
(b)cause the ratio of (a) the aggregate Debt of Horsehead Holding and its Subsidiaries on a consolidated basis to (b) Equity to exceed 1.2 to 1.0. For purposes of this definition, "Debt" shall mean the aggregate, on a consolidated basis, of all outstanding obligations (whether present or future, or actual or contingent, including reclamation obligations from the operation of the zinc facility) for the payment or repayment of moneys which have been borrowed or raised (including money raised by acceptances or leasing) incurred by the Guarantor, as reflected on the Guarantor's financial statements prepared in accordance with GAAP and “Equity” shall mean the sum of the issued paid up ordinary shares of Horsehead Holding (including any share premium account) plus (or minus) the Horsehead Holding’s retained earnings (or accumulated deficit), as reflected on Horsehead Holdings’ financial statements prepared in accordance with GAAP.
“Permitted Encumbrances” shall mean:
(a)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties;
(b)    Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(c)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
(d)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, letters of credit, reimbursement obligations and other obligations of like nature arising in the Ordinary Course of Business;
(e)    Liens arising by virtue of the rendition, entry or issuance against any Borrower Party or any Subsidiary, or any property of any Borrower Party or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) would not constitute an Event of Default under Section 7.01(j) or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of the Collateral Agent or less than $500,000;
(f)    Carriers' warehousemen's, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not overdue by more than 45 days or which are being Properly Contested;
(g)    Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such lien shall not encumber any other property of any Borrower Party and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 6.02(i);
(h)    easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Property, if applicable, and which do not, individually or in the aggregate (i) materially interfere with the occupation, use or enjoyment by the applicable Borrower Party of its business or property so encumbered and (ii) do not materially and adversely affect the value of such Real Property;
(i)    Liens arising from the precautionary UCC financing statements filed under any lease or license permitted by this Agreement;

(j)    Liens of local or state authorities for franchise or other like Taxes, provided that such liens do not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate at any time for the Borrowers;
(k)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(l)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Borrower Party maintains deposits (other than deposits intended as cash collateral) in the Ordinary Course of Business;
(m)    Liens disclosed on Schedule 1.01(c);
(n)    Liens in favor of the Indenture - 2012 Collateral Agent pursuant to the Indenture - 2012 Collateral Documents or granted in connection with a refinancing of the Debt issued under the Indenture – 2012 permitted by the provisions of Section 6.02(b); provided that such Liens are subject to, or provided pursuant to the terms of, the Intercreditor Agreement – 2015 or a replacement intercreditor agreement which is in form and substance substantially equivalent to the Intercreditor Agreement - 2015;
(o)    judgment liens in respect of judgments that do not constitute an Event of Default hereunder;
(p)    netting and other offset rights granted by a Borrower Party to customers and suppliers in the Ordinary Course of Business on or with respect to payment and other obligations owed by such Borrower Party to such customers or suppliers;
(q)    Liens on currency, cash, cash equivalents, short term investments, commodities deposited by a Borrower Party as collateral under any Hedge Agreements with the counterparty thereto; provided that any such Property subject to such Lien shall not be eligible to be in the Borrowing Base;
(r)    Liens on commodity accounts, deposit accounts and securities accounts which are granted to a broker, bank, clearing house, exchange or other financial institution securing obligations to such Person as a matter of Law pursuant to applicable clearing house or exchange rules, or under any required account agreement between a Borrower Party and such Person including (i) Liens in respect of fees, expenses, returned items, service charges or margin requirements relating to any such account, and (ii) Liens arising as a matter of Law in connection with amounts owing to any such account arising from the liquidation or close-out of such account or any contracts or transactions relating to or contained in such account; provided that to the extent any such Lien secures more than customary fees, expenses, returned items or service charges, then any Property subject to such Lien shall not be eligible to be in the Borrowing Base.
(s)    Liens (i) incurred in the ordinary course of business in connection with the storage or shipping of goods or assets (or related assets and proceeds thereof) which Liens are in favor of the warehouse holding or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of Law to secure payment of any duties payable by any Borrower Party in connection with the importation of goods;

(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements; provided that any such Property subject to such Lien shall not be eligible to be in the Borrowing Base;
(u)    any interest or title of a lessor or sublessor under any lease or sublease or license or sublicense in the ordinary course of business covering only the assets so leased, subleased, licensed or sub-licensed;
(v)    other Liens on assets securing Debt not exceeding Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the aggregate at any time for all Borrower Parties; and
(w)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) through (n), provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that was the subject to the Lien so extended, renewed or replaced (plus any improvements on such property) and provided that any such extension, renewal or replacement Lien shall not secure an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses in the case of Debt permitted pursuant to this Agreement) greater than the amount outstanding immediately prior to such extension, renewal or replacement Lien.
“Permitted Liens” has the meaning set forth in Section 6.01.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
“Physical Purchase Transaction” means a transaction for the physical purchase or sale of Inventory by a Borrower Party.
“Plan” means either a Pension Plan or a Multiemployer Plan.
“Pledge Agreement” means the Pledge Agreement among one or more of the Borrower Parties and the Collateral Agent for the benefit of the Secured Parties, in a form agreed upon by the Borrowers and the Collateral Agent, as amended, supplemented, and otherwise modified from time to time.
“PNC Bank” means PNC Bank, National Association.
“PNC Bank Agreement” means the Revolving Credit and Security Agreement dated September 28, 2011, among Horsehead and PNC Bank, as agent for the lenders thereunder.
“PNC Bank Agreement Accounts” means those certain account of the Borrowers with PNC Bank and Huntington Bank in existence pursuant to the PNC Bank Agreement.
“Pro Rata Share” means (a) before the Commitments terminate, the ratio (expressed as a percentage) of such Lender's Commitment at such time to the aggregate Commitments at such time and (b) thereafter, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Lenders at such time. As used in relation to any specific Advance, the “Pro Rata Share” shall be determined as of the date of the Advance and shall be adjusted to reflect any assignments under Section 9.06.
“Properly Contested” shall mean, in the case of any Debt or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Collateral Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Debt or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.
“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).
“Qualified ECP Guarantor” means, in respect of any Hedge Agreement or Physical Purchase Transaction, each Borrower Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Hedge Agreement or Physical Purchase Transaction becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act.
“Real Property” shall mean all of each Borrower Party's right, title and interest in and to the owned and leased premises identified on Schedule 1.01(d) hereto or which is hereafter owned or leased by any Borrower Party.
“Regulation T, U or X “ means Regulation T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, representatives and advisors of such Person and of such Person's Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
“Reported Week” has the meaning set forth in Section 5.06(e).
“Requested Maturity Date” has the meaning set forth in Section 2.15.
“Required Lenders” means, as of any date of determination (a) before the Commitments terminate or expire, one or more Lenders holding more than 50% of the Commitments and (b) thereafter, one or more

Lenders holding more than 50% of the aggregate unpaid principal amount of Advances at such time; provided that under clause (a), the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and that under clause (b), the Advances held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the President, Chief Financial Officer or General Counsel of Borrower.
“Restricted Payment” means: (a) the declaration or making by any Borrower Party or any of its Subsidiaries of any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in such Borrower Party or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in any Borrower Party of any Subsidiary thereof; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any subordinated debt, or the issuance of a notice of an intention to do any of the foregoing; and (d) any payment by such Borrower Party or any Subsidiary thereof of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.
“Risk Management Policy” means the risk management policy of the Borrower Parties.
“Rolling Period” means, as of any date, the six (6) calendar months ending immediately preceding such date.
“S&P” means Standard & Poor's Ratings Services, a division of The Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Scheduled Maturity Date” means May 15, 2017, as such date may be extended in accordance with Section 2.15.
“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders any other Persons who from time to time are a Secured Party under the CAA, and their Related Parties.
“Security Agreement” means the Security Agreement in substantially the form agreed upon by the Borrowers and the Collateral Agent among one or more of the Borrower Parties and the Collateral Agent for the benefit of the Secured Parties, as amended, supplemented, and otherwise modified from time to time.
“Security Documents” means the Mortgages, the Security Agreement, any supplemental security agreements, the Pledge Agreement, the Account Control Agreements, and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.
“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
“Tangible Net Worth” means, with respect to a Horsehead Holdings and its Subsidiaries and as of the date of its determination, (a) consolidated assets of Horsehead Holdings and its Subsidiaries, less (b) the sum of, without duplication, (i) the consolidated liabilities of such Horsehead Holdings and its Subsidiaries on a consolidated basis, and (ii) to the extent included in such consolidated assets, the amount of intangible assets of Horsehead Holdings and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the date all of the following have occurred: indefeasible repayment of all Credit Facility Obligations in full and in cash and the complete performance of all other Credit Facility Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement), the termination of the Commitments and the Facilities, the indefeasible payment of all other Obligations and the termination or expiration of other commitments of, and transactions and agreements with, all Secured Parties.
“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such agreements or transactions and any cash collateral held by the counterparty thereto, (a) for any date on or after the date such agreements or transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such agreements or transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements or transactions (which may include a Lender or any Affiliate of a Lender).
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.
“Unauthorized Capital Expenditures” has the meaning set forth in Section 6.05.
“Unfunded Pension Liability” means the excess of the benefit liabilities of a Pension Plan under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“U.S. Bank” means U.S. Bank National Association.
“Wells Fargo Bank” means Wells Fargo Bank, National Association.
“Wells Fargo Bank Agreement” means the Credit Agreement dated June 24, 2013, among INMETCO and Wells Fargo Bank.
“Wells Fargo Bank Agreement Accounts” means those certain account of the Borrowers with PNC Bank and Huntington Bank in existence pursuant to the PNC Bank Agreement.

Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Accounting Terms.
(a)    For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements.
(b)    If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Credit Facility Document, and either any Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such Accounting Change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrowers; and (B) changes in accounting principles recommended by the Borrowers’ accountants.
(c)    In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.
Section 1.04    Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
THE CREDIT FACILITIES

Section 2.01    The Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount up to but not to exceed at any time outstanding its Pro Rata Share of the Advance Limit. Each Borrowing shall be in an aggregate amount of not less than $500,000 and shall consist of Advances made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment and subject to the terms hereof, the Borrowers may from time to time borrow, prepay pursuant to Section 2.06 and reborrow under this Section 2.01.
Section 2.02    Method of Borrowing.
(d)    Procedure for Borrowing. Each Borrowing shall be made pursuant to a Borrowing Request, given not later than 1:00 P.M. (New York time) on the requested Borrowing Date, to the Administrative Agent at the Administrative Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Borrowing Request. The Borrowing Request shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), and (B) the aggregate amount of such Borrowing. Each Lender shall make available its Pro Rata Share of such Borrowing before 3:00 P.M. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Lenders. Except as otherwise permitted by subsection (c) hereof, after the Administrative Agent's receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the applicable Borrower not later than 4:00 p.m. (New York time) on the Borrowing Date at such account as the applicable Borrower shall specify in writing to the Administrative Agent. In addition to the applicable conditions set forth in Article III unless waived by the Administrative Agent, each request for a Borrowing shall be a representation by the Borrowers that, after giving effect to such requested Borrowing on the applicable Borrowing Date, the Borrowers are in compliance with Section 3.02 hereof.
(e)    Notices Irrevocable. Each Borrowing Request delivered by a Borrower shall be irrevocable and binding on the Borrowers. In the case of the initial Borrowing, the Borrowers shall indemnify each Lender against any loss and reasonable out of pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date for such initial Borrowing the applicable conditions set forth in Article III, including, without limitation, any such loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(f)    Administrative Agent Reliance. If the Administrative Agent shall not have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrowers severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable on such day to Advances and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. The Borrowers agree that if such Lender's Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the Borrowers shall repay such Lender's share of such Borrowing (together with interest thereon for each day from the date such amount is made available to the Borrowers until such amount is paid to the Administrative Agent, at the interest rate applicable during such period to Advances) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender's share of such Borrowing that was not made available to the Administrative Agent. If the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of the Borrowing, the Administrative Agent need not make available to the applicable Borrower on the Borrowing Date a corresponding amount.
(g)    Lender Obligations Several. The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date.
(h)    Noteless Agreement; Evidence of Indebtedness.
(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ii)    The Administrative Agent shall maintain accounts in which it will record (A) the amount of each Advance made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.
(iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Credit Facility Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Credit Facility Obligations in accordance with their terms.
(iv)    Any Lender may request that the Advances owing to such Lender be evidenced by a promissory note (a “Note”) in substantially the form of Exhibit G. In such event, the Borrowers shall execute and deliver to such Lender such Notes payable to the order of such Lender and its registered assigns and in substantially the form of Exhibit G. Thereafter, the Advances evidenced by such Notes and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that any such Lender or assignee subsequently returns any such Notes for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.
Section 2.03    Fees.
(a)    Commitment Fees. Borrowers agree to pay to the Administrative Agent for the account of each Lender other than a Defaulting Lender a commitment fee (a “Commitment Fee”) on the average daily amount by which such Lender's Commitment exceeds the aggregate principal amount of such Lender's outstanding Advances from the Closing Date until the Maturity Date (or earlier termination of the Commitments), calculated at a rate per annum equal to 1.50%. The Commitment Fees payable pursuant to this clause (a) are due monthly in arrears on the Payment Date of each calendar month commencing with the first Payment Date following the Closing Date and on the Maturity Date (or earlier termination of the Commitments).
(b)    Agent's and Lenders’ Fees. Borrowers agree to pay to the Administrative Agent and each Lender such fees as may have been separately agreed to between the Borrowers and the Administrative Agent and the Borrowers and such Lender, including without limitation those fees set forth in the Fee Letter.
(c)    Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution promptly, if and as appropriate, among the Lenders. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.
Section 2.04    Repayment. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of and ratable benefit of each Lender the outstanding principal amount of the Advances on or before the earlier of the Maturity Date and any date on which the Facility is terminated pursuant to Section 2.15.
Section 2.05    Interest. The Borrowers hereby unconditionally promise to pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, a rate per annum equal to the Contract Rate in effect from time to time, payable in arrears on the Payment Date of each calendar month and on the Maturity Date.
(a)    Interest Rate Limitation and Usury Recapture.
(i)    Notwithstanding anything to the contrary contained in any Credit Facility Document, the interest paid or agreed to be paid under the Credit Facility Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to prepay the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Facility Obligations hereunder.
(ii)    In the event the rate of interest chargeable under this Agreement at any time (calculated after giving effect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.
(iii)    In the event, upon payment in full of the Advances and termination of the Commitments and the Facilities, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.
(b)    Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrowers shall on demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on the outstanding Advances to but excluding the date of actual payment of such overdue principal, interest or other amount (after as well as before judgment) at the rate otherwise applicable to Advances pursuant to Section 2.05(a) plus 2% per annum.
Section 2.06    Prepayments.
(a)    Optional. The Borrowers may elect to prepay, in whole or in part, without penalty or premium (except as otherwise provided in Section 2.07) any of the Advances owing by it to the Lenders, after giving prior written notice of such election, by 3:00 p.m. (New York time) on or before the Business Day of such prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrowers shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or such lesser amount as may then be outstanding). Any amounts required to be paid pursuant to Section 2.07 in connection with such prepayment shall be due and payable on the date such prepayment is made.
(b)    Mandatory Prepayments of Advances.

(i)    Borrowing Base Deficiency. If the aggregate Extensions of Credit exceed the Borrowing Base, the Borrowers agree to make a mandatory prepayment of Advances, in the amount of such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid. If the aggregate Extensions of Credit continue to exceed the Borrowing Base after all Advances have been repaid under the preceding sentence, the Borrowers agree to deposit Cash Collateral in the Cash Collateral Account in an amount equal to such excess.
(ii)    Casualty. In connection with any casualty for any Collateral for which the casualty proceeds are not used or will not be used to restore or repair the affected Collateral, unless an Intercreditor Agreement requires that such proceeds be used otherwise, Borrowers agree to promptly use such proceeds to (A) purchase tangible assets to be used in the Ordinary Course of Business, that are made subject to the same security of the Collateral under the Security Documents, and do not in the aggregate exceed $5,000,000, and (B) for any insurance proceeds not used in accordance with the foregoing clause (A), make a mandatory prepayment of the Advances with such proceeds of such casualty within two (2) Business Days of receipt of any proceeds thereof.
(iii)    Interest and Costs of Prepayments. Each prepayment pursuant to this Section 2.06 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date.
(c)    Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.06 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.06 shall be irrevocable and binding upon the Borrowers.
Section 2.07    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(iv)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the additional interest payable under Section 2.05(c));
(v)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(vi)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to such Lender , or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers will pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 360 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360 day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.08    Payments and Computations.
(a)    Payment Procedures. The Borrowers shall make each payment under this Agreement not later than 12:00 Noon (New York time) on the day when due to the Administrative Agent at the Administrative Agent's Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon and fees shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03, 2.05, 2.06, 2.07, 2.08, 2.10 or 2.11, but after taking into account payments effected pursuant to Section 9.04), in accordance with each Lender's Pro Rata Share of the Borrowing to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.
(b)    Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, except as otherwise provided in the definition of Interest Period.
(d)    Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Contract Rate for such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.09    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower Party hereunder or under any other Credit Facility Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower Party shall make such deductions and (iii) such Borrower Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by the Borrowers. The Borrowers shall, and do hereby, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower Party to a Governmental Authority, such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Facility Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States of America, and upon the Borrowers’ reasonable request, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
If a payment made to a Lender under any Credit Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines in its discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
Section 2.10    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to a Borrower Party (as to which the provisions of this paragraph shall apply). Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower Party in the amount of such participation.
Section 2.11    Applicable Lending Offices. Each Lender may book its Advances at the Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrowers, designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.
Section 2.12    Intentionally Omitted.
Section 2.13    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.08, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower will pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.08, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Credit Facility Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) a Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan from the assignee (to the extent of such outstanding principal and accrued interest and fees) or any Borrower (in the case of all other amounts Documents including any amounts under Section 2.07); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.
(c)    Return of Payments. If after receipt of any payment which is applied to the payment of all or any part of the Credit Facility Obligations, the Administrative Agent, the Collateral Agent, or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Credit Facility Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, or such Lender.
Section 2.14    Termination of Commitments and Facilities.
(a)    The Commitment of each Lender shall terminate on the Maturity Date unless previously terminated. The Borrower shall have the right, upon at least sixty (60) days' irrevocable notice to the Administrative Agent, to terminate in whole the Commitments and the Facility.
(b)    Any termination of the Commitments pursuant to this Section 2.15 shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
(c)    Upon the Termination Date, the Administrative Agent, Collateral Agent and the Lenders each agree that they shall cooperate with the Borrower Parties and any replacing financier in the prompt release, assignment or termination of any Liens, security interests or Security Documents, all as reasonably requested by the Borrower Parties, including (i) the Administrative Agent providing the Collateral Agent with written notice that the Termination Date has occurred with respect to the Credit Facility Obligations and requesting that the Collateral Agent release (or if requested by Borrowers, assign, at Borrowers expense) any Liens on any property granted to or held by the Collateral Agent under any Security Document and cooperate with Borrower Parties and any replacing financier in the release, assignment or termination of Liens.
Section 2.15    Extension of Maturity Date. Provided there exists no Default or Event of Default, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may at any time no later than 60 days prior to the Scheduled Maturity Date, request that the Scheduled Maturity Date be extended for an additional period of 12 months (such extended date, the “Requested Maturity Date”); provided that the Borrowers may make no more than two requests pursuant to this Section 2.15. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 15 days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to extend the Scheduled Maturity Date to the Requested Maturity Date. Any Lender not responding within such time period shall be deemed to have declined to extend the Maturity Date to the Requested Maturity Date. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders' responses to each request made hereunder. If Administrative Agent and each of the Lenders consent to the extension of the Scheduled Maturity Date to the Requested Maturity Date, the Scheduled Maturity Date shall automatically, without the need for further action on the part of the Administrative Agent, the Borrowers or the Lenders, be extended to the Requested Maturity Date.
Section 2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 7.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
.
ARTICLE III
CONDITIONS OF LENDING
Section 3.01    Initial Conditions Precedent. The obligation of each Lender to make an Advance requested to be made by it on the Closing Date, in accordance with the terms hereof is subject to the satisfaction, negotiation of a post-closing letter among the Administrative Agent and Borrowers or due waiver in accordance with Section 9.01 of each of the following conditions precedent:
(i)    Documentation. On or before the Closing Date, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
(i)    this Agreement and all attached Exhibits and Schedules;
(ii)    a Note, if requested by any Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Commitment;
(iii)    the Security Agreement, together with (A) supplemental security agreements with respect to Intellectual Property that are necessary to create an Acceptable Lien in the applicable Borrower’s Party’s interest in such Intellectual Property, (B) UCC financing statements and any other documents, agreements or instruments (including lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens) necessary to create an Acceptable Lien in the Collateral described therein to the extent described therein, and (C) lien, judgment, and, where customarily conducted, tax searches conducted on the Borrower Parties reflecting no Liens other than Permitted Liens against any of the Collateral;
(iv)    a Mortgage on each Mortgaged Property, fully notarized, together with (A) evidence that the Mortgage has been recorded (or will be recorded with assurance from the Title Company that it will provide affirmative coverage from the Closing Date) in all places to the extent necessary, to create an Acceptable Lien in the applicable Borrower Party’s interest in the Real Property described therein to the extent described therein, (B) UCC fixture financings statements, as applicable, (C) a commitment from a title company reasonably acceptable to the Collateral Agent, in its sole discretion, to issue a title insurance policy assuring the Collateral Agent, on behalf of the Secured Parties, that such Mortgage creates an Acceptable Lien in the applicable Borrower’s Party’s interest in the Real Property described therein, (D) copies of existing surveys and maps or plans of the real estate described in the Mortgage;
(v)    the Pledge Agreement;
(vi)    the Intercreditor Agreement - 2015;
(vii)    the CAA;
(viii)    if any deposit account of any Borrower Party is held with a financial institution that is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent between the Administrative Agent, the applicable Borrower Party and such other financial institution governing any such deposit accounts (an “Account Control Agreement”) subject to Account Control Agreements pursuant to which the Administrative Agent has an Acceptable Lien;
(ix)    a certificate from the Borrowers, signed by a Responsible Officer, stating that (A) all representations and warranties of the Borrower Parties set forth in this Agreement and in the other Credit Facility Documents are or were true and correct in all material respects as of the specified date of such representation or warranty (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier); (B) no Default has occurred and is continuing; and (C) subject to a post-closing letter or waiver thereof, the conditions in this Section 3.01 have been met;

(x)    copies of the certificate or articles of incorporation, certificate of formation or other equivalent organizational documents, including all amendments thereto, of each Borrower Party, certified as of a recent date by the Secretary of State of the state of its organization;
(xi)    a certificate of the Secretary or Assistant Secretary or other officer of the Borrowers certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or other equivalent organizational documents of each Borrower Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members, Board of Directors or applicable governing body of each Borrower Party authorizing the execution, delivery and performance by each Borrower Party of the Credit Facility Documents to which such Borrower Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or articles of incorporation or other equivalent organizational documents of each Borrower Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (xi) below, and (D) as to the incumbency and specimen signature of each officer executing any Credit Facility Document, Borrowing Request or any other document delivered in connection herewith on behalf of a Borrower;
(xii)    certificates from the appropriate Governmental Authority certifying as to the good standing, status, existence and authority of each of the Borrower Parties their respective jurisdictions;
(xiii)    such customary favorable opinions of counsel to the Borrowers and the other Borrower Parties, addressed to the Administrative Agent and the Lenders and concerning such matters as the Administrative Agent may reasonably request;
(xiv)    a certificate from the Borrowers, signed on its behalf by the Financial Officer of the Borrowers, addressed to the Administrative Agent and each of the Lenders regarding the matters set forth in Section 4.17;
(xv)    a copy of, or a certificate as to coverage under, the insurance policies (“Borrower Insurance Policies”) required by Section 5.04 and the applicable provisions of the Security Documents;
(xvi)    a Borrowing Base Certificate dated as of June 26, 2015;
(xvii)    IRS form W-9 of Borrower;
(xviii)    the Fee Letter in form and substance reasonably satisfactory to the parties thereto; and
(xix)    duly executed Approved Bailee Letters with respect to all Inventory of the Borrower Parties located at locations not owned by a Borrower Party in fee simple, if any;
(xx)    the Initial Financial Statements; and
(xxi)    such other documents, governmental certificates and agreements as the Administrative Agent or any Lender may reasonably request.

(j)    Minimum Net Working Capital. As of Closing Date, Net Working Capital was no less than $10,000,000, as certified by the Borrowers, signed on its behalf by the Financial Officer.
(k)    Payment of Fees. On the Closing Date, the Borrowers shall have paid the fees required to be paid to the Administrative Agent on the Closing Date and all other costs and expenses which have been invoiced and are payable pursuant to Section 9.04.
(l)    Due Diligence. The Administrative Agent and the Lenders shall have completed reasonable, satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower Parties, and all legal, financial, accounting, environmental, governmental, commercial, title, tax and regulatory matters, and fiduciary aspects of the proposed financing.
(m)    Authorizations and Approvals. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the transactions contemplated hereby and thereby.
(n)    Risk Management Policy. The Administrative Agent and the Lenders shall have received final copies of the Risk Management Policy, which will be in full force and effect.
(o)    Environmental. The Administrative Agent and the Lenders shall have received Public data base searches on each Mortgaged Property.
(p)    Credit Approvals. The Administrative Agent and the Lenders shall have received all requisite management and internal risk approvals in connection with the Credit Facility Documents and the Commitments.
(q)    Flood Hazard. To the extent the surveys do not provide evidence that the Mortgaged Properties are not in any flood hazard area, Borrowers shall provide Administrative Agent with a flood certification satisfactory to Lender which certifies that the real estate comprising the Mortgaged Properties is not situated within a special flood hazard area for which Lender would require flood insurance under applicable laws, rules and regulations.
(r)    Title Insurance. The Collateral Agent shall have received Title Insurance covering each Mortgaged Premises in amounts and with coverages agreed upon by Borrowers and the Administrative Agent
(s)    Existing Credit Facilities. Borrowers shall provide evidence to the Administrative Agent that (i) the PNC Bank Agreement and all transactions entered into in connection with such agreement have been terminated, and all Liens granted in connection therewith have been or will be released and (ii) the Wells Fargo Bank Agreement and all transactions entered into in connection with such agreement have been terminated, and all Liens granted in connection therewith have been or will be released.

Section 3.02    Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing and on the Closing Date shall be subject to the delivery of a Borrowing Request as provided in Section 2.02(a) and the further conditions precedent that on the Borrowing Date, the following statements shall be true (and each of the giving of the applicable Borrowing Request and the acceptance by any Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrowers that on the date of such Advance, or the date of such issuance or increase such statements are true):
(d)    the representations and warranties contained in Article IV and in each other Credit Facility Document are correct in all material respects (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in Article IV or such other Credit Facility Document) on and as of the date of such Advance before and after giving effect to such Advance and to the application of the proceeds from such Advance, as though made on, and as of such date (except to the extent such representations or warranties relate to a specific earlier date, in which case such representations or warranties shall be correct in all material respects (provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in Article IV or such other Credit Facility Document) as of such earlier date);
(e)    no Default or Event of Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom;
(f)    no event or events that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect has occurred and is continuing; and
(g)    in the case of the first Advance after the Closing Date, a Borrowing Base Certificate dated within one week of such Advance.
Section 3.03    Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Facility Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowings.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants each of the following to the Administrative Agent, the Lenders, on and as of the Closing Date and immediately after giving effect to the making of the Advances and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.02(a):
Section 4.01    Formation and Existence. Each of the Borrower Parties is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a

Material Adverse Effect. No Borrower Party owns, directly or indirectly, any Equity Interests, except as set forth on Schedule 4.01.
Section 4.02    Power and Authority. Each of the Borrower Parties has the requisite power and authority to own its assets and carry on its business and execute and deliver the Credit Facility Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Borrower Party of this Agreement and the other Credit Facility Documents to which it is a party and the consummation of the transactions contemplated hereby (a) to the extent applicable, have been duly authorized by all necessary organizational action, (b) do not and will not (i) to the extent applicable, contravene the terms of any such Person's organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens arising under the Credit Facility Documents and Permitted Liens) under (A) the provisions of any indenture, material instrument or material agreement to which such Borrower Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.
Section 4.03    Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Borrower Party in connection with the execution, delivery and performance by, or enforcement against, any Borrower Party of this Agreement and the other Credit Facility Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except actions by, and notices to or filings with, Governmental Authorities that may be required in the Ordinary Course of Business from time to time, that may be required to comply with the express requirements of the Credit Facility Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties) or that have already been obtained.
Section 4.04    Enforceable Obligations. This Agreement has been, and each other Credit Facility Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower Party that is a party thereto. This Agreement constitutes, and each other Credit Facility Document when so delivered will constitute, a legal, valid and binding obligation of each Borrower Party that is a party thereto, enforceable against such Borrower Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors' rights generally or general principles of equity.
Section 4.05    Financial Statements; No Material Adverse Effect.
(e)    The Initial Financial Statements and each of the financial statements delivered pursuant to Section 5.06(a), (b) and (c), were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of Horsehead Holding and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material Debt and other liabilities, direct or contingent, of each Borrower Party as of the date thereof, including liabilities for taxes, material commitments and Debt.

(f)    Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(g)    With respect to the representation and warranty made on the Closing Date only, none of the Borrower Parties has any Debt other than that reflected on Schedule 6.02(b) attached hereto.
Section 4.06    True and Complete Disclosure. Each of the Borrower Parties has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written information, report, financial statement, exhibit or schedule (excluding projections, estimates, and pro forma financial information) furnished by or, to the knowledge of any Borrower Party, on behalf of any Borrower Party to the Administrative Agent or any Lender in connection with the negotiation of any Credit Facility Document or included therein or delivered pursuant thereto contained, contains or will contain, as of the date furnished, any material misstatement of fact or omitted, omits or will omit, as of the date furnished, to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were, are or will be made, not misleading. No representation or warranty is made with respect to any projections, estimates and pro forma financial information provided by or on behalf of any Borrower Party except that such projections, estimates, and pro forma financial information furnished by any Borrower Party were prepared in good faith on the basis of assumptions, data information, tests or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No facts are known to the Borrower Parties that have not been disclosed to the Administrative Agent and the Lenders in writing which could reasonably be expected to have a Material Adverse Effect.
Section 4.07    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer after reasonable inquiry, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower Party, or any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Facility Document, or the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
Section 4.08    Compliance with Laws. None of the Borrower Parties, their respective Subsidiaries or any of their respective properties is in violation of, nor will the continued operation of their properties as currently conducted violate, any Legal Requirement (including any applicable Environmental Law) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority in neither case that would reasonably be expected to have a Material Adverse Effect.
Section 4.09    No Default. Except as described in Schedule 4.09, none of the Borrower Parties or any of their Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 4.09, none of the Borrower Parties or any of their Subsidiaries is in a material non-payment default or in a payment default of any indenture or other agreement or instrument evidencing Debt in excess of $1,000,000, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Facility Document.

Section 4.10    Properties and Contracts.
(a)    Each of the Borrower Parties and their respective Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens, except for Permitted Liens and other minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower Parties and their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Borrower Party or Subsidiary does not to such Borrower Party's knowledge infringe upon the rights of any other Person. The nature and ownership or licensing of all Intellectual Property material to any Borrower Party on the Closing Date is set forth on Schedule 4.10(b).
(c)    A true and complete list of all consignment agreements to which any Borrower Party is a party on the Closing Date are set forth on Schedule 4.10(c), such contracts have not been amended or modified except as set forth on Schedule 4.10(c), and no default exists thereunder except as set forth on Schedule 4.10(c).
(d)    No Borrower Party is a party to any Hedge Agreement other than with Persons disclosed to the Administrative Agent.
(e)    Except as set forth on Schedule 4.10(e), no Borrower maintains any deposit accounts (as defined in the UCC), securities entitlement accounts (as defined in the UCC), commodities accounts, or postal boxes as of the Closing Date.
Section 4.11    Environmental Condition.
(d)    Except as set forth on Schedule 4.11, and, with respect to representations and warranties made on the Closing Date, each of the Borrower Parties and their respective Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or such Environmental Permits; and (iv) are not subject to any material actual or contingent action (including by governmental agencies and employees), lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation (including laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law. With respect to representations or warranties made after the Closing Date, each of the Borrower Parties and their respective Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or such Environmental Permits; and (iv) are not subject to any material actual or contingent action (including by governmental agencies and employees), lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation (including laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law, except, in any such case where the resulting Environmental Liability from a breach of the same would not reasonably be expected to exceed $5,000,000.
(e)    Except as set forth on Schedule 4.11, none of the present or, to the knowledge of the Borrower Parties, previously owned or operated Properties of the Borrower Parties or any of their respective present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has any Borrower Party or any of its Subsidiaries received written notification of the designation, listing or identification of any Property of any Borrower Party or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions) by the Borrower Parties; (ii) is subject to a Lien, arising under or in connection with any applicable Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Borrower Party or any of its present Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Materials from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any applicable Environmental Law) by the Borrower Parties and none of the Borrower Parties or, to the knowledge of the Borrower Parties, any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site which could reasonably be expected to result in the need for Response by the Borrower Parties.
(f)    Except as set forth on Schedule 4.11, there are no existing requirements under applicable Environmental Laws under which any Borrower Party or any of its Subsidiaries has material liabilities.
Section 4.12    Insurance.
(d)    Schedule 4.12 sets forth a true, complete and correct list of all insurance maintained by the Borrower Parties or by the Borrower Parties for their respective Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
(e)    The properties of each Borrower Party and its respective Subsidiaries are insured with, to the knowledge of the Borrower Parties, financially sound and reputable insurance companies not Affiliates of any Borrower Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower Party or Subsidiary operates.
Section 4.13    Taxes. The Borrower Parties and their Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested. There is no proposed tax assessment against any Borrower Party or any Subsidiary thereof other than those for taxes not yet payable or being contested in accordance with the foregoing sentence.
Section 4.14    ERISA Compliance.
(c)    Each of the Borrower Parties and their ERISA Affiliates is in material compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder to the extent of the applicability of such laws, regulations and interpretations to any Borrower Party or any ERISA Affiliate of a Borrower Party.
(d)    Each Pension Plan is in material compliance with the applicable provisions of ERISA, the Code or other Federal or state laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, or such plan is maintained on a prototype document for which a favorable opinion letter has been issued by the IRS, and, to the best knowledge of any Borrower Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower Party and each ERISA Affiliate have made all required contributions to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan. All liabilities under each such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans and the most recent actuarial report filed with respect to the Pension Plan. As of the Closing Date no Borrower Party is a party or participant in any Pension Plan or Multiemployer Plan except a 401(k) plan.
(e)    (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Borrower Party or any of its ERISA Affiliates in excess of $500,000; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan other than premiums due and not delinquent under Section 4007 of ERISA; (iv) neither any Borrower Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(f)    No condition exists and no event or transaction has occurred with respect to any Pension Plan that could reasonably be expected to result in any Borrower Party incurring any liability, fine or penalty which could be expected to have a Material Adverse Effect.
Section 4.15    Security Interests.
(a)    The Security Documents other than the Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral described in such Security Documents and when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Documents shall constitute a fully perfected Acceptable Lien on and in all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement or by control under the applicable UCC, as security for the Obligations, prior and superior in right to any other person, other than Permitted Liens.
(b)    The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable security interest on the real property described therein and when the Mortgages are filed in the registry offices specified in the Mortgages or in the registry office designated by the Borrowers, such Mortgages shall constitute an Acceptable Lien on and in, all right, title and interest of the Borrower Parties in the real property described therein and the proceeds thereof, as security for the Obligations, prior and superior in right to any other person, other than Permitted Liens.
Section 4.16    Labor Relations. There (a) is no unfair labor practice complaint pending against any Borrower Party or any of their respective Subsidiaries or, to the knowledge of any Responsible Officer, threatened in writing against any of them, before any Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower Party or, to the knowledge of any Responsible Officer, threatened in writing against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against any Borrower Party or any of their respective Subsidiaries pending or, to the best of the knowledge of any Borrower Party or any Subsidiary, threatened and (c) is no union certification application or representation petition existing with respect to the employees of any Borrower Party or any of their respective Subsidiaries, no union organizing activities are taking place. No grievance or arbitration arising out of or under any collective bargaining agreement is pending against any of the Borrower Parties or any of their respective Subsidiaries or, to the knowledge of any Responsible Officer, threatened in writing against any of them. The hours worked by and payments made to employees of the Borrower Parties and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employment Standards Act, or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from any Borrower Party or any Subsidiary thereof, or for which any claim may be made against any Borrower Party or any Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower Party or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower Party or any Subsidiary thereof is bound.
Section 4.17    Solvency. Immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, (a) the fair value of the assets of each Borrower Party will exceed its Debts; (b) the present fair saleable value of the property of each Borrower Party will be greater than the amount that will be required to pay the probable liability of its Debts, as such Debts and other liabilities become absolute and matured; (c) each Borrower Party will be able to pay its Debts as such Debts become absolute and matured; and (d) no Borrower Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
Section 4.18    Margin Regulations. None of the Borrower Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U and X..
Section 4.19    Investment Company. None of the Borrower Parties, any Person controlling the Borrower Parties, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 4.20    OFAC Restrictions. No Borrower Party, nor Subsidiary of a Borrower Party, (a) appear on the OFAC SDN List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (c) have conducted business with or engaged in any transaction with any person or entity named on any of the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Termination Date, each Borrower shall, and shall cause each of its Subsidiaries and any other Borrower Party to:
Section 5.01    Preservation of Existence. Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations, privileges, patents, copyrights, trademarks, trade names and franchises necessary to the conduct of its business, except for any such actions which, if not taken, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.
Section 5.02    Compliance with Laws. Except as expressly permitted by any applicable Governmental Authority, comply with all material Legal Requirements (including, without limitation, applicable Environmental Laws and ERISA) applicable to it or to its business or property except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings or where the failure to comply with such Legal Requirement would not reasonably be expected to result in Environmental Liability or other costs or expenses in excess of $5,000,000.
Section 5.03    Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities. The Property of each Borrower Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Property of such Borrower Party so that such insurance shall remain in full force and effect.
Section 5.04    Maintenance of Insurance.
(h)    Maintain with insurance companies not Affiliates of any Borrower Party or their respective Subsidiaries, insurance with respect to its Properties and business of such types and in such amounts as are set forth in Schedule 4.12. Such insurance companies shall, to the knowledge of the Borrower Parties, be financially sound and reputable and have Best ratings at least as good as those reflected on Schedule 4.12. Unless a Borrower provides Lender with appropriate evidence of the insurance coverage required by this Agreement, the Administrative Agent or the Collateral Agent may upon five (5) Business Days’ prior written notice to the Borrowers purchase insurance at Borrowers’ expense to protect such agent’s and the Lenders interests in the Collateral and to maintain the insurance required by this Agreement. This insurance may, but need not, protect Borrower Parties’ interests. The coverage purchased by such agent may not pay any claim made by a Borrower Party or any claim that is made against a Borrower Party in connection with a Borrower Party’s Property or any required insurance policy.
(i)    (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender's loss payable and mortgagee endorsement in favor of the Collateral Agent; (ii) cause all such policies covering liability to be endorsed or otherwise amended to include a customary loss payee or additional insured endorsement in favor of the Secured Parties; (iii) deliver copies of insurance certificates to the Collateral Agent as of the Closing Date; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days' (10 days' for non-payment of premium) prior written notice thereof by the insurer to the Collateral Agent; and (iv) deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of an insurance certificate evidencing such renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor and insurance certificates and endorsements for such renewal or replacement policy, meeting the requirements above.
Section 5.05    Payment of Taxes, Etc. Pay and discharge as the same shall become due and payable all of its obligations and liabilities in accordance with their terms, including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being Properly Contested, (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property, and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.
Section 5.06    Reporting Requirements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(g)    Annual Financials. Not later than 90 days after the end of each Fiscal Year of Horsehead Holding, the audited consolidated balance sheet and related statements of operations, statements of income, members’ or shareholders' equity and cash flows of the Horsehead Holding and its Subsidiaries with consolidating schedules (the “Annual Financials”) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal

Year, all reported on by the Independent Auditor with a statement to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Horsehead Holding and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(h)    Monthly Financials. As soon as available and in any event not later than 15 days after the end of each month of each Fiscal Year of Horsehead Holding (A) the consolidated and consolidating balance sheets of Horsehead Holding and its Subsidiaries as at the end of such month and (B) the consolidated balance sheet of Horsehead Holding and its Subsidiaries as at the end of such month, in each case with the related statements of income or operations and members’ or shareholders' equity for such month and for the portion of such Fiscal Year then ended, setting forth in comparative form for each fiscal month beginning with the first month following the Closing Date, the figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrowers as fairly presenting in all material respects the financial condition, results of operations and shareholders' equity of the Borrower Parties and their consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;
(i)    Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Sections 5.06(a), and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, setting forth the calculations used to demonstrate compliance with the financial covenants set forth in Section 6.20 and stating whether any change in GAAP or in the application thereof, as it applies to the Borrower Parties, has occurred and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (it being understood that the Borrowers shall demonstrate such compliance using the actual financials referred to in Sections 5.06(a), (b) and (c));
(j)    Weekly Borrowing Base Certificates. On or prior to 5:00pm Eastern Standard Time on Wednesday following each calendar week (such week being the “Reported Week”), a Borrowing Base Certificate computed as of the last Business Day of such Reported Week (other than with respect to the INMETCO Projected Gross Margin and the cost based inventory portions of such calculation, which will only be updated on a monthly basis), in each case signed by a Responsible Officer of a Borrower together with supporting information in a format reasonably acceptable to the Administrative Agent as follows:
(i)    a detailed calculation of the Borrowing Base;
(ii)    a schedule of Account Debtors of the Borrower Parties indicating which Account Debtors are investment grade, with separate columns broken down separately for Eligible Receivables and non-Eligible Receivables showing (A) the owner of such Receivable, (B) the gross receivables per Account Debtor; less the reduction of Accounts due to: (i) accounts payables which can be set-off; (ii) accounts that are Past Due; and (iii) all other amounts that should be set-off, including financial trading exposures that can be set-off; (C) with column showing the net obligation of each individual Account Debtor; and (D) the credit limits applicable to each Account Debtor, or as otherwise required by the Administrative Agent from time to time;
(iii)    a schedule detailing the Inventory of the Borrower Parties broken down separately for Eligible Inventory and non-Eligible Inventory and showing (A) the owner of such Inventory,

(B) the location, (C) product type and quality, (D) volume on hand, and (E) Market Value,; provided that the location, product type and volume information set forth on such schedule shall be verified in a written record from the relevant third party facility operator or inventory holder (as the case may be) to any Borrower and forwarded by such Borrower to the Administrative Agent;
(iv)    the INMETCO Projected Gross Margin and the actual INMETCO Gross Margin achieved for the last twelve (12) month period;
(v)    copies of all deposit, security, commodity and futures broker account statements showing available cash;
(vi)    a position report and a marked to market report; and
(vii)    any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
(k)    USA Patriot Act and Anti-Money Laundering laws. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws;
(l)    Periodic Reports. Promptly after the same become available, copies of all periodic reports distributed by Horsehead Holding to any national securities exchange, as applicable;
(m)    Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower Parties and their respective Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
Section 5.07    Other Notices. Deliver to the Administrative Agent and each Lender prompt written notice of the following:
(a)    Defaults. The occurrence of any Default or Event of Default;
(b)    Litigation. The filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower Party or any Subsidiary or Affiliate thereof that could reasonably be expected to result in liability of any Borrower Party or any Subsidiary thereof in an aggregate amount exceeding $500,000;
(c)    ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower Party in an aggregate amount exceeding $500,000;
(d)    Environmental Notices. (i) any Environmental Liability that could reasonably be expected to exceed $5,000,000, and (ii) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of Environmental Laws, which seeks to impose material Environmental Liabilities therefor, (B) any notice of potential responsibility under any Environmental Law which could reasonably be expected to result in Environmental Liabilities in excess of $5,000,000, or (C) the filing of a Lien other than a Permitted Lien upon, against or in connection with any Borrower Party or any of its Subsidiaries, or any of their leased or owned material Property, wherever located, due to a violation or alleged violation of an Environmental Law;
(e)    Collateral. Furnish to the Administrative Agent and each Lender, (i) not less than 5 Business Days prior to any such event, written notice of (A) any change in any Borrower Party's corporate name, (B) any change in any Borrower Party's identity, corporate structure or jurisdiction of formation, and (C) any change in any Borrower Party's Federal Taxpayer Identification Number or organizational identification number, and (ii) within 5 Business Days of occurrence of any such event, written notice of (A) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, not covered by insurance, and (B) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(f)    Material Changes. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(g)    Debt. The incurrence of any Debt, other than Debt permitted under this Agreement;
(h)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(i)    Governmental Disputes. Any material dispute that arises between any Borrower Party or an Affiliate and any Governmental Authority;
(j)    Risk Management Policy Violations or Changes. Any material violations of or changes to the Risk Management Policy or the entering of any fixed price Physical Purchase Transaction in excess of one year or any fixed price Physical Purchase Transaction for a volume in excess of 100 metric tons per month;
(k)    Permits. The revocation, suspension, forfeiture, or expiration of any material Permit of any Borrower Party.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Person has taken and proposes to take with respect thereto.
Section 5.08    Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and in material conformity with all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Borrower Parties and their respective Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower Party or any of its Subsidiaries, as the case may be; (c) from time to time during regular business hours upon reasonable prior notice, permit representatives and independent contractors of the Administrative Agent and each Lender (i) to visit and inspect any of its Properties, including a collateral audit and field exam of the Accounts, Inventory and other components comprising the Borrowing Base and Collateral by Lenders’ independent engineer or consultant at Borrowers’ expense, including an inspection and review of the books and records of the Borrower Parties, a review of all proprietary trading activity, and a systems review, including, without limitation, to assess the quality, level and risks associated with the Collateral comprising the Borrowing Base; provided that unless an Event of Default exists Borrower shall not have to pay for such Lenders’ independent engineer or consultant more than once in any twelve (12) month period, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, independent public accountants, brokers, representatives, creditors (including term lenders), counterparties to Hedge Agreements and auditors, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower (provided that, during the existence of a Default or Event of Default, no prior notice will be required); and (d) instruct its brokers, creditors (including term lenders) and auditors to provide information requested by Administrative Agent.
Section 5.09    Use of Proceeds. Use the proceeds of the Advances for the Borrowers’ working capital and general corporate purposes. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U and X.
Section 5.10    Nature of Business. Maintain and operate its business including any business incidental thereto in substantially the manner in which it is conducted and operated on the Closing Date.
Section 5.11    Further Assurances in General. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Legal Requirement, or which the Administrative Agent, Collateral Agent or the Required Lenders may reasonably request, all at the expense of the Borrower Parties, including all such actions to establish, create, preserve, protect and perfect an Acceptable Lien on and in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties on substantially all of the assets of each Borrower Party other than the Excluded Assets, whether now owned or hereafter acquired. Each Borrower Party also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. No Borrower Party shall effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and each Borrower Party agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. Each Borrower Party also agrees promptly to notify the Administrative Agent and the Collateral Agreement if any material portion of the Collateral is damaged or destroyed. Notwithstanding anything to the contrary contained in any of the Credit Facility Documents, the Borrower Parties shall not be required and the Collateral Agent shall not be permitted to take any perfection steps with respect to Collateral which is located outside the United States or Canada except to the extent that such Collateral has been moved outside the United States and Canada to hinder or prevent the exercise of remedies against such Collateral.

Section 5.12    Cash Management. Establish deposit accounts (collectively, “Deposit Accounts”) with such banks selected by the Borrower Parties (collectively, the “Depository Banks”) and all invoices evidencing Accounts payable directly to a Borrower Party shall bear a notice that such invoices are payable to such Deposit Accounts and in which the Borrower Parties will promptly deposit all payments made for Inventory or other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. Each such Deposit Account shall be subject to an Account Control Agreement, pursuant to which the relevant Depository Bank shall acknowledge and agree, that the Deposit Accounts are subject to an Acceptable Lien for the benefit of the Collateral Agent and the Secured Parties, that it will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in the respective Deposit Accounts maintained by any Borrower Party with such Depository Bank without further consent of such Borrower Party, and unless otherwise agreed by the Collateral Agent, that Depository Bank has no right to setoff against the Deposit Accounts, other than for customary charges of the Depository Bank for depositary services, for returned checks, and for other obligations agreed to by the Collateral Agent. If any Borrower Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Collateral Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Deposit Accounts or to the account of the Collateral Agent.
Section 5.13    Risk Management Policy. Comply in all material respects with the Risk Management Policy.
Section 5.14    Collateral.
(a)    Maintenance of Collateral. Continuously maintain the Mortgaged Properties and other material Collateral in good working condition (ordinary wear and tear excepted) and in accordance in all material respects with customary industry standards considering the business needs of the Borrower Parties from time to time.
(b)    Location of Collateral. Except for Inventories not included in the Borrowing Base, keep all Inventory not in transit only in the United States and Canada at location(s) for which the Collateral Agent has an Acceptable Lien on such Inventory.
(c)    Collateral Records. Use commercially reasonable efforts to maintain accurate and complete records of the Collateral (including, to the extent such information is reasonably available, its description, location, age, condition, cost and accumulated depreciation) used in connection with the conduct of Borrower’s business or the operation of Borrower’s Property.
(d)    Sale or Disposal of Collateral. When Borrower is permitted to dispose of any Collateral under the Security Documents, it shall do so in good faith in the Ordinary Course of Business, as permitted by the provisions of the Credit Agreement; provided that when a disposition of Collateral is permitted under the Credit Agreement, it shall automatically be permitted under each such Security Document notwithstanding anything to the contrary in any such Security Document except to the extent the terms of the Intercreditor Agreement – 2015 prohibit such disposition.
(e)    CAA. Borrowers on behalf of themselves and the other Borrower Parties hereby acknowledge and agree to the terms of the CAA.
Section 5.15    Compliance with Anti-Money Laundering and OFAC Laws.

(a)    comply at all times with the requirements of all Anti-Money Laundering Laws;
(b)    provide each Lender any information regarding any Borrower Party, its Affiliates, and its Subsidiaries necessary for such Lender to comply with all Anti-Money Laundering Laws;
(c)    comply at all times with the requirements of all OFAC Laws;
(d)    not, and shall cause its Subsidiaries not to, conduct business with or engage in any transaction with any person or entity that is (i) named in the OFAC SDN List, or (ii) included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List;
(e)    if it obtains knowledge or receives any written notice that any Borrower Party or Subsidiary is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), immediately (i) give written notice to the Administrative Agent and each Lender of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and the Borrowers hereby authorize and consent to the Administrative Agent and each Lender's taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC); and
(f)    upon the Administrative Agent or any Lender's reasonable request from time to time, deliver a certification confirming its compliance with the covenants set forth in this Section 5.15.
Section 5.16    Maintenance of Liens. Subject to the last sentence of Section 5.11, cause all Collateral to be subject at all times to an Acceptable Lien in favor of the Collateral Agent. If a Borrower Party acquires additional Property after the Closing Date, it shall promptly notify the Collateral Agent of the acquisition and execute and deliver amendments to the Security Documents or new Security Documents as requested by the Collateral Agent to grant to the Collateral Agent, an Acceptable Lien over that additional Property.
Section 5.17    Creditors. A Borrower shall notify the Administrative Agent promptly if any Borrower Party fails to make any payment (except for payments Properly Contested) to any Person in accordance with required terms where such non-payment would reasonably be expected to result in the imposition of a Lien on any material portion of the Collateral (other than a Permitted Encumbrance) or could reasonably be expected to have a Material Adverse Effect. If the Administrative Agent receives notice that Borrower has failed to make any required payment when due, the Administrative Agent may, but will have no obligation to, make payment directly to the creditor if necessary, in the opinion of the Administrative Agent, to protect the Collateral or the Collateral Agent’s interest in the Collateral. If the Administrative Agent makes payments to any creditor under this Section 5.17, Borrower shall reimburse the Administrative Agent upon demand and, if not promptly reimbursed, those amounts will become part of the Credit Facility Obligations and will be secured by the Collateral Agent’s Liens on the Collateral.

Section 5.18    Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby guarantees the payment and performance of all Obligations of each Borrower Party (other than itself) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Borrower Party that is not a Qualified ECP Guarantor in order for such other Borrower Party to honor its Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.18, or otherwise under this Agreement or any Document executed or delivered in connection with the Obligations voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 5.18 shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 5.18 constitute, and this Section 5.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower Party that is not a Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. The provisions of this Section 5.18 shall supercede and control over any contrary provision of the Guaranty.”

ARTICLE VI
NEGATIVE COVENANTS
Until the Termination Date, no Borrower Party shall, and shall not permit any of its Subsidiaries to:
Section 6.01    Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, other than the following (“Permitted Liens”):
(c)    Liens created pursuant to any Credit Facility Document;
(d)    Permitted Encumbrances; and
(e)    Liens securing Capital Leases permitted by Section 6.02(d).
Section 6.02    Debts, Guaranties and Other Obligations. Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:
(d)    Obligations;
(e)    Debt outstanding on the date hereof and listed on Schedule 6.02(b) excluding the ABL Facility and Wells Fargo credit agreement listed on Schedule 6.02(b) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing (which may include a premium required for a private or public tender offer for some or all of such outstanding debt instruments, and underwriting fees and attorneys’ fees and expenses and other related costs incurred in connection therewith); and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed (provided that such obligor is still in existence), as a result of or in connection with such refinancing, refunding, renewal or extension; provided that with respect to the refinancing of the Debt issued under the 2012

Indenture the resulting aggregate Debt issued in connection with such refinancing shall not exceed $230,000,000; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not materially exceed the then applicable market interest rate;
(f)    Debt in respect of the Hedge Agreements which either (i) are with a Lender or its Affiliate or (ii) are not prohibited under Section 6.14 and do not exceed $15,000,000 in the aggregate;
(g)    Capital Leases that do not exceed $2,000,000 in the aggregate;
(h)    Debt in respect of letters of credit and reimbursement obligations in connection therewith at any time outstanding that do not exceed $20,000,000 in the aggregate and for which not more than $10,000,000 in the aggregate is not cash collateralized;
(i)    Debt secured by Non-Material Real Property, not to exceed $5,000,000 in aggregate at any time outstanding;
(j)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(k)    Guarantees of any Borrower Party in respect of Debt otherwise permitted hereunder;
(l)    Debt in respect of purchase money obligations for fixed or capital assets which are not incurred in connection with Capital Expenditures which are reasonably likely to cause a violation of Section 6.05;
(m)    Debt in respect of insurance premium financing for insurance being acquired by any Borrower Party or any Subsidiary under customary terms and conditions;
(n)    Debt incurred in the Ordinary Course Of Business in connection with employee credit card and expense reimbursement programs;
(o)    Debt arising as a direct result of judgments, orders, awards or decrees against any Borrower Party, in each case not constituting an Event of Default;
(p)    to the extent any such items constitute Debt, Debt arising from agreements providing for indemnification, contribution, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with any acquisition or disposition otherwise permitted under this Agreement;
(q)    Permitted Additional Unsecured Debt; and

(r)    Debt otherwise not permitted hereunder, in a total aggregate amount of $500,000.
Section 6.03    Merger or Consolidation. Merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets of any Borrower Party (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(j)    any Borrower Party (other than a Borrower) may merge or amalgamate with another Borrower Party;
(k)    any Subsidiary of a Borrower may effect Asset Dispositions of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower Party; and
(l)    a Borrower Party that is not a Borrower may merge or amalgamate with another Person; provided that (i) such Borrower Party is the surviving Person, (ii) such transaction will not result in a Change of Control, (iii) the other Person is in the same line of business as the Borrower Parties, and (iv) the transaction will not and is not reasonably likely to result in a Default or Event of Default.
Section 6.04    Asset Sales. Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:
(e)    Asset Dispositions used, obsolete, worn out or surplus equipment or property in the Ordinary Course of Business; and
(f)    sales of Inventory in the Ordinary Course of Business;
(g)    Asset Dispositions by one Borrower Party (except INMETCO) to another Borrower Party;
(h)    Asset Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower Party
(i)    Ordinary Course of Business dispositions of (i) inventory (or other similar transactions having substantially the same economic effect); (ii) cash equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof; and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses being sold in the Ordinary Course of Business that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower Parties and do not materially detract from the value or the use of the property which they affect;
(j)     dispositions with respect to sales or transfers of accounts which are not Borrowing Base Collateral;
(k)    other dispositions of assets not in the Ordinary Course of Business in an amount not exceeding $2,000,000.00 in the aggregate in any fiscal year of the Borrower Parties and provided that, in the case of any assets constituting Borrowing Base Collateral that are disposed of pursuant to this clause (g), all proceeds of such disposition shall be in cash and shall have been paid directly by the Person acquiring such assets into a Deposit Account subject to an Account Control Agreement;
(l)    dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;
(m)    dispositions of assets of any Borrower Party other than Mortgaged Properties that (i) are ineligible for inclusion in the Borrowing Base, (ii) satisfy eligibility criteria for the Borrowing Base, but has not previously been included in the Borrowing Base Certificate delivered by such Borrower, or (iii) satisfy eligibility criteria for the Borrowing Base and have previously been included in the Borrowing Base Certificate of such Borrower, if in case of dispositions described in clause (iii), (A) such Borrower Party notifies the Administrative Agent not less than five Business Days prior to such disposition of the details of such disposition and (B) all net proceeds of such disposition shall have been paid directly into a Deposit Account subject to an Account Control Agreement; and
(n)    dispositions of Excluded Assets.
Section 6.05    Capital Expenditures and Investments. If at the end of any calendar month the cash and Cash Equivalents of the Borrower Parties shall in the aggregate be less than $25,000,000, make or become legally obligated to make without the prior written consent of the Administrative Agent Unauthorized Capital Expenditures in excess of $5,000,000 in the aggregate until such time at as either (a) the cash and Cash Equivalents of the Borrower Parties shall in the aggregate exceed $35,000,000 as shown in the Borrower’s weekly  Borrowing Base Certificate for four consecutive weeks, or (b) the Borrowing Parties and the Administrative Agent shall have agreed on a new limitation after reviewing the Borrowing Parties’ Capital Expenditures projections and milestones, and financials.  To the extent that the Borrower Parties shall satisfy the condition precedent to be relieved from the $5,000,000 limit, but the Borrower Parties shall again fail the $25,000,000 test, the Borrower Parties will again be subject to the Capital Expenditures limitation.
As used in this Agreement, the term “Unauthorized Capital Expenditures” shall mean Capital Expenditures for any purpose other than (a) non-discretionary repairs or maintenance needed to keep the Borrowers’ facilities operating normally, or that must be made at that time and in such an amount as would be necessary to comply with Environmental Laws or to protect the health and safety of individuals at such facilities or (b) Capital Expenditures for repair or replacement of facilities for which insurance proceeds are reasonably expected to be made available to pay for such Capital Expenditures. Concurrently with the delivery of each Borrowing Base Certificate while the restrictions of the first paragraph of this Section 6.05 are in effect, the Borrowers shall itemize and describe in reasonable detail each Capital Expenditure during such prior weekly period described in the previous clauses (a) and (b).
Make or suffer to exist any Investments, or commitments therefor, except:
(n)    Investments held by any Borrower Party or any of its Subsidiaries in deposit, securities, commodities or futures broker accounts that (i) in the case of any account maintained by a Borrower Party, are subject to Account Control Agreements that create and perfect an Acceptable Lien therein in favor of Administrative Agent and (ii) in the case of any account maintained by a Subsidiary which is not a Borrower Party, comply with Section 6.16;

(o)    so long as no Event of Default exists at the time they are made or would result therefrom, advances to officers, directors and employees of any Borrower Party in the Ordinary Course of Business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes in an aggregate amount not to exceed $200,000 outstanding at any time;
(p)    so long as no Event of Default then exists or would result therefrom, the acquisition or creation of a Subsidiary in compliance with Section 6.15; and
(q)    Investments in Cash Equivalents
(r)    extensions of trade credit in the ordinary course of business (including, for the avoidance of doubt, ordinary course extensions of credit under commodity contracts and Hedge Agreements);
(s)    Investments by any Borrower Party in any other Borrower Party or any Subsidiary of any Borrower Party which do not in the aggregate exceed $2,000,000 for a non-Borrower;
(t)    Investments consisting of cash and cash equivalents posted as collateral to satisfy margin requirements with counterparties of contracts or Hedge Agreements of any Borrower Party;
(u)    Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customer and suppliers arising in the ordinary course of business;
(v)    Investments in existence on the Closing Date and listed on Schedule 6.05, together with any renewals and extensions thereof so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;
(w)    Investments in promissory notes and other evidence of Debt received as consideration for any asset sale, such Investments not to exceed $1,000,000 in the aggregate at any one time outstanding;
(x)     Investments consisting of Guarantees permitted by Section 6.02;
(y)    Investments consisting of debt securities as partial consideration for the disposition of assets to the extent permitted by Section 6.04;
(z)    Investments to the extent that payment for such Investments is made solely with equity interests of any Borrower Party to the extent such transaction would not result in a Change of Control; and
(aa)    Investments to the extent constituting the reinvestment of proceeds arising from any permitted asset sale or proceeds of insurance to repair, replace or restore any property in respect of which such proceeds were paid or to reinvest in other properties or assets that are used or are otherwise useful in the business of any Borrower Party.

Section 6.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default exists or would result therefrom, any Borrower Party may make Restricted Payments to any other Borrower Party except.
(l)    Restricted Payments between or to Borrowers; and
(m)    Restricted Payments to Horsehead Holding for payments of or for (i) debt service by Horsehead Holding on Debt permitted under this Agreement, (ii) taxes, and SEC and corporate filing or registration fees of Horsehead Holding, and (iii) accounting, legal, director fees and expenses, director advisory services fees and expenses, and other general administrative expenses of Horsehead Holding not to exceed $2,000,000 per calendar year.
Section 6.07    Change in Nature of Business. Engage in any line of business substantially different from those lines of business conducted by the Borrower Parties on the date hereof or any business substantially related or incidental thereto.
Section 6.08    Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower Party, whether or not in the Ordinary Course of Business, other than (a) on fair and reasonable terms substantially as favorable to such Borrower Party as would be obtainable by such Borrower Party at the time in a comparable arm's length transaction with a Person other than an Affiliate, including (i) agreements with owners, directors and officers of any Borrower Party or any Affiliate of any Borrower Party for services to any Loan Party for fair and reasonable compensation, (ii) the payment by any Borrower Party of reasonable customary expenses of such owners, directors and officers, (b) as disclosed to the Administrative Agent on Schedule 6.05 hereto, and (c) the payment of Restricted Payments made in accordance with Section 6.06.
Section 6.09    Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability (a) of any Subsidiary of any Borrower Party to make Restricted Payments to any Borrower Party or to otherwise transfer property to such Borrower Party, (b) of any Borrower Party to Guarantee the Obligations of the Borrowers or (c) of any Borrower Party to create, incur, assume or suffer to exist Liens on property of such Person.
Section 6.10    Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of any Borrower Party to end on a day other than December 31 or change any such entity's method of determining fiscal quarters.
Section 6.11    Sale and Leaseback Transactions. Enter into or suffer to exist any Sale and Leaseback Transactions.
Section 6.12    Other Debt. Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any of its Debt for borrowed money (other than Debt evidenced by other Credit Facility Documents) is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Debt except as expressly provided in Section 6.02, or the ordinary interest rate or the default interest rate on such Debt; (ii) change the dates upon which payments of principal or interest are due on such Debt; (iii) change any event of default or change or add any covenant with respect to such Debt; (iv) change the payment, redemption or prepayment provisions of such Debt; or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to any Borrower Party or any Secured Party.
Section 6.13    Legal Status; Amendment of Organizational Documents. (a) Change its jurisdiction of organization, (b) take or permit any action that would result in a Borrower Party’s discontinuance as a corporation or limited liability company in good standing under the jurisdiction of such Borrower Party’s organization, or (c) amend, modify or supplement any articles or certificate of incorporation or formation, bylaws or limited liability company agreement or any other agreement, instrument or document affecting any Borrower Party's organization, management or governance without the consent of the Administrative Agent except if (i) such amendment, modification or supplement does not adversely affect the rights or interests of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Facility Documents, and (ii) any Borrower gives the Administrative Agent prior written notice of any such amendment, modification or supplement.
Section 6.14    Trading Limitations. Create, incur, assume or permit to exist any obligation under any Hedge Agreement, except those agreements and transactions entered into in the Borrower Parties’ Ordinary Course of Business to hedge or mitigate risks to which the Borrower Parties have actual exposure and not for any speculative purposes or that violate the Risk Management Policy which are with counterparties that have an investment grade rating.
Section 6.01    Additional Subsidiaries. Create or acquire any additional Subsidiaries without (a) giving 5 days’ prior written notice to (and, if such additional Subsidiary is not incorporated or otherwise formed under the laws of the United States of America or any state thereof, prior written approval of the Administrative Agent), (b) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement (or supplement to Pledge Agreement) pledging 100% of the Equity Interests owned by such equity holder along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, (c) such new Subsidiary executing and delivering to the Administrative Agent a Guaranty, Pledge Agreement, and a Security Agreement, and such other Security Documents as the Administrative Agent may reasonably request, and (d) the delivery by such Subsidiary and the applicable Borrower Party any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary, in each case, prior to or simultaneously with the creation of such Subsidiary.
Section 6.02    Accounts. Subject to Section 5.16, each Borrower Party (excluding Horsehead Holding) shall not, and shall not permit any of its Subsidiaries to deposit or maintain funds, investment property or commodities contracts in any deposit, security, commodities or futures broker account, unless such account is (a) in connection with a Hedge Agreement not prohibited by this Agreement or (b) is otherwise subject to an Account Control Agreement that creates or perfects an Acceptable Lien in such account.
Section 6.03    Intentionally Omitted.
Section 6.04    Information. No Borrower Party shall permit any information, reports, financial statements, exhibits and schedules furnished by or on behalf of any Borrower Party to the Administrative Agent, the Collateral Agent and the Lenders in connection with the negotiation of any Credit Facility Document or included therein or delivered pursuant thereto (taken as a whole) to contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, that with respect to any projected information (including any projected financial information), no Borrower Party shall permit such information to be prepared other than in good faith based upon assumptions believed to be reasonable at the time.
Section 6.05    Intentionally Omitted.
Section 6.06    Financial Covenants.
(n)    Minimum Net Working Capital. Permit (i) Net Working Capital to be less than Ten Million Dollars ($10,000,000) at any time or (ii) Borrowers Net Working Capital to be less than Ten Million Dollars ($10,000,000) at any time.
(o)    Minimum Consolidated Tangible Net Worth. Permit the Tangible Net Worth to be less than Four Hundred Million Dollars ($400,000,000) at any time.
(p)    EBITDA. Permit for any Rolling Period the Adjusted EBITDA to be less than Twenty One Million Dollars ($21,000,000), commencing with the Rolling Period ending on the last day of the month following the 1st anniversary of the Closing Date.
(q)    Availability. Permit Availability to be less than or equal to zero at any time.
Section 6.07    Post-Closing Obligations. Failure to provide:
(a)    Bank Agreements. Within 15 days of the Closing Date, to the Administrative Agent and each Lender evidence reasonably satisfactory to it that:
(i)    Any PNC Bank accounts have been closed or are subject to an Account Control Agreement pursuant to which the Collateral Agent has an Acceptable Lien;
(ii)    Any Wells Fargo Bank accounts have been closed or are subject to an Account Control Agreement pursuant to which the Collateral Agent has an Acceptable Lien; and
(iii)    The items set forth on the closing checklist listed as post-closing items have been satisfied.

ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Facility Document:
(s)    Payment. The Borrowers shall fail to pay (i) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Credit Facility Obligations arising under this Agreement or under any other Credit Facility Document within ten Business Day after the earlier of (A) written notice of such default shall have been given to any Borrower by the Administrative Agent or (B) any knowledge of such default by a Responsible Officer of any Borrower, or (ii) any principal of any Advance (including, without limitation, any mandatory prepayment required by Section 2.06), when the same becomes due and payable;

(t)    Representation and Warranties. Any representation or statement made or deemed to be made by any Borrower or any other Borrower Party (or any of their respective officers or representatives) in this Agreement, in any other Credit Facility Document, or in connection with this Agreement or any other Credit Facility Document or in any report or certificate delivered from time to time hereunder shall prove to have been incorrect in any material respect when made or deemed to be made;
(u)    Covenant Breaches. The Borrowers or any other Borrower Party shall (i) fail to perform or observe any covenant contained in Sections 5.01, 5.07(a), 5.09, 5.11, 5.12, and 5.16 and Article VI of this Agreement, or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Facility Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure under this clause (ii) shall remain unremedied for 30 days (5 days with respect to Section 5.06) after the earlier of (A) written notice of such default shall have been given to any Borrower by the Administrative Agent or any Lender or (B) any knowledge of such default by a Responsible Officer of any Borrower;
(v)    Cross-Default. (i) Any Borrower Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure to pay is to accelerate the maturity of Debt in an amount in excess of $2,500,000 (individually or when aggregated with all such Debt of the Borrower Parties and their Subsidiaries so in default) (“Material Debt”), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Material Debt of any Borrower Party or any of its Subsidiaries (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate the maturity of such Material Debt; or (iii) any Material Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
(w)    Insolvency.
(i)    Any Borrower Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, shall commence negotiations with one or more of its creditors with a view to rescheduling any of its Debt which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors;
(ii)    any proceeding shall be instituted by or against any Borrower Party or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction; or

(iii)    a court of competent jurisdiction enters an order, judgment or decree approving the reorganization of any Borrower Party or appointing a conservator, receiver, trustee or liquidator of a Borrower Party or of a substantial part of its assets, and the order, judgment or decree is not permanently stayed or reversed within 60 days after its entry.
(x)    Judgments. Any judgment, decree or order for the payment of money shall be rendered against any Borrower Party or any of its Subsidiaries in an amount in excess of $2,500,000 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (unless such judgment or order is discharged within such 60 day period);
(y)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower Party, under Title IV of ERISA, to the Pension Plan, Multiemployer Plan or the PBGC or any other applicable Governmental Authority in excess of $5,000,000, or (ii) any Borrower Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000;
(z)    Credit Facility Documents. Any Credit Facility Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower Party or any other Person contests in any manner the validity or enforceability of any Credit Facility Document or any material provision thereof; or any Borrower Party or any other Person denies that it has any or further liability or obligation under any Credit Facility Document or any material provision thereof, or purports to revoke, terminate or rescind any Credit Facility Document or any material provision thereof;
(aa)    Security Documents. Any Security Document shall for any reason fail to create an Acceptable Lien in any Collateral purported to be covered thereby, in each case, except as permitted by the terms of any Security Document, or any Security Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document, or any Borrower Party shall fail to comply with any of the terms or provisions of any Security Document or the Collateral Agent shall otherwise fail to have an Acceptable Lien in and on the Collateral or an Event of Default shall otherwise exist under any Security Document, except to the extent otherwise permitted by this Agreement or such Security Document;
(bb)    Change of Control. A Change of Control shall occur;
(cc)    Environmental Event. An Environmental Event shall occur;
(dd)    Borrower Party Cease to Exist. Except as permitted in this Agreement, any Borrower ceases to exist or any Guarantor ceases to exist;

(ee)    Liens. Any federal tax Lien or any other Liens (other than Permitted Encumbrances) totaling $2,500,000 or more arise of record against any Borrower Party or Borrower Property’s Property and are not fully bonded or discharged within 60 days after a Borrower Party receives actual or constructive notice of their filing unless such Lien is Properly Contested; or
(ff)    Material Adverse Effect. At least fifteen (15) days have elapsed since the date of the occurrence or existence of any event which could reasonably be expected to result in a Material Adverse Effect and such event remains in effect until the end of such fifteen (15) day period.
Section 7.02    Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:
(m)    the Administrative Agent (i) shall at the request of the Required Lenders, by notice to Borrower, declare the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request of the Required Lenders, by notice to Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Credit Facility Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Borrower Party;
(n)    the Administrative Agent shall at the request of the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Credit Facility Document for the benefit of the Secured Parties by appropriate proceedings.
(o)    each of the Administrative Agent and the Collateral Agent may at its option, and shall at the request of the Required Lenders, make payments in protecting the Collateral and the Collateral Agent's rights therein, in any case at Borrower’s expense as provided in Section 9.04.
Section 7.03    Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:
(o)    (i) the Commitments and the obligation of each Lender to make extensions of credit hereunder, including making Advances shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Credit Facility Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrower;

(p)    the Administrative Agent shall at the request of the Required Lenders, proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Credit Facility Document for the benefit of the Secured Parties by appropriate proceedings.
Section 7.04    Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
Section 7.05    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Borrower or any other Borrower Party against any and all of the obligations of the Borrowers or such Borrower Party now or hereafter existing under this Agreement or any other Credit Facility Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Facility Document and although such obligations of the Borrowers or such Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office obligated on such Debt. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 7.06    Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Credit Facility Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Borrower Party which secures any of the Obligations, shall be applied in the following order:
(b)    First, to payment of the expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral or otherwise in connection with the Credit Facility Documents, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed expenses and indemnities for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Credit Facility Document, in each case that are then due and payable;
(c)    Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent or any Secured Party due under the Credit Facility Documents, including, without limitation, commitment fees and fronting fees owing to the Administrative Agent and the Lenders in respect of the Advances under this Agreement;
(d)    Third, to the ratable payment of accrued but unpaid interest on the Advances then due and payable under this Agreement;
(e)    Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of any Obligations then due and payable;

(f)    Fifth, to the ratable payment of all other outstanding Obligations then due and payable; and
(g)    Sixth, any excess after payment in full of all Obligations shall be paid to the Borrowers or any Borrower Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.
If payment of all of the Obligations is tendered by the Borrowers or otherwise recovered by the Collateral Agent following an Event of Default under any circumstances, such tender or recovery shall be deemed a prepayment by the Borrowers, and the Borrowers shall pay the fees provided in the Fee Letter in accordance with the Fee Letter. Such fees shall also become immediately due and owing in the event of any acceleration of the Obligations whether at the election of the Administrative Agent or automatically pursuant to the terms of this Agreement. Such fees shall be secured by all security and Collateral for the Obligations and shall, after it becomes due and payable, be treated as if it were added to the Obligations for all purposes including accrual of interest, foreclosure (whether through power of sale, judicial proceeding, or otherwise) (“Foreclosure Sale”), redemption, and bankruptcy (including pursuant to Section 506 of the United States Bankruptcy Code or any successor provision); without limiting the generality of the foregoing, it is understood and agreed that such fees may be added to the Collateral Agent’s bid at any Foreclosure Sale. If such fee is due hereunder and pursuant to the Fee Letter, the Administrative Agent shall deliver to the Borrowers a statement setting forth the amount and determination of such fee, and, the Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints MBL to act on its behalf as the Administrative Agent hereunder and under the other Credit Facility Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and none of the Borrowers nor any other Borrower Party shall have rights as a third party beneficiary of any of such provisions.
Section 8.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower Party or Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Facility Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(bb)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(cc)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Facility Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Facility Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Facility Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(dd)    shall not, except as expressly set forth herein and in the other Credit Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any other Borrower Party or any Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Facility Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Facility Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 8.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent as set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and upon such resignation or any removal, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Facility Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Facility Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph, provided that all payments of Cash Collateral shall continue to be made to the Cash Collateral Account. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Facility Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Facility Documents, the provisions of this Article, Section 9.04 and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Facility Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.08    Indemnification. The Lenders severally agree to indemnify upon demand the Administrative Agent, and each Related Party of any of the foregoing (to the extent not reimbursed by the Borrower Parties), according to their respective Pro Rata Shares, and hold harmless each Indemnitee (as defined in Section 9.05) from and against any and all Indemnified Liabilities (as defined in Section 9.05), including in connection with any Security Documents entered by MBL in its individual capacity that would create or perfect a security interest for the benefit of the Secured Parties; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent, promptly upon demand for its ratable share of any out of pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Facility Document, to the extent that the Administrative Agent is required to be reimbursed by the Borrower Parties pursuant to Sections 9.04 or 9.05 and is not reimbursed for such by the Borrower Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
Section 8.09    Collateral Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:
(i)    to enter into the CAA on behalf of the Administrative Agent and the Lenders:
(ii)    to take the actions contemplated by Section 2.14;
(iii)    provide the Collateral Agent with written notice that Collateral may be released from the Liens of the Security Documents (A) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Facility Document, or (B) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders.
(iv)    to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain an Acceptable Lien upon the Collateral granted pursuant to the Security Documents; and
(v)    to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Facility Documents or applicable Legal Requirements.
(b)    Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.09.

(c)    Each Borrower Party hereby irrevocably appoints the Administrative Agent as such Borrower Party's attorney-in-fact, with full authority, to act for such Borrower Party and in the name of such Borrower Party to, in the Administrative Agent's discretion upon the occurrence and during the continuation of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, to receive, endorse, and collect any accounts, drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.
(d)    If any Borrower Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Administrative Agent may (but shall not be obligated to) itself perform, or cause performance of, such covenant, and such Borrower Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.04.
(e)    The powers conferred on the Administrative Agent under this Agreement and the Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.
Section 8.10    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Facility Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Facility Document (other than as to Fee Letter and any fee letters, if any, between the Borrowers and the Administrative Agent), and no consent to any departure by any Borrower or any other Borrower Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(q)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;
(r)    postpone any date fixed by this Agreement or any other Credit Facility Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Facility Document without the written consent of each Lender directly affected thereby;
(s)    reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (iii) of the proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Credit Facility Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.05(e) or to waive any obligation of the Borrowers to pay interest at the default rate specified therein;
(t)    change Section 2.11 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments or the pro rata allocation of disbursements required thereby without the written consent of each Lender;
(u)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(v)    except as otherwise provided in Section 8.09, release any Guarantor from the Guaranty or all or substantially all of the Collateral or such Collateral as would cause Availability to be less than zero, without the written consent of each Lender;
(w)    change Section 7.06 or any other provision of this Agreement in a manner that would alter the order of application of proceeds set forth in Section 7.06 without the written consent of each Lender directly affected thereby;
(x)    change or waive the application of Section 2.06(c)(i) without the written consent of each Lender;
(y)    change the definition of “Borrowing Base” or any of the defined terms used therein without the written consent of each Lender;
(z)    change or waive the application of Section 2.06(c)(i) without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Facility Document; and (ii) the Fee Letter and any fee letters, if any, between the Administrative Agent and the Borrowers may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 9.02    Notices, Etc.
(ee)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or (subject to subsection (d) below) electronic mail address as follows:
(i)    if to the Borrowers or any other Borrower Party, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;
(ii)    if to the Administrative Agent, (x) in relation to notices which are specifically required pursuant to the terms of this Agreement to be delivered to the Administrative Office, to the address, facsimile number, electronic mail address or telephone number of the Administrative Office on Schedule 9.02 and (y) in relation to all other notices, to the address, facsimile number, electronic mail address or telephone number set forth as the Applicable Lending Office on Schedule 9.02, or in each case to such other address as shall be designated by such party in a notice to the other parties from time to time; and
(iii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.
(ff)    Effectiveness in General. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (d) below, shall be effective as provided in said paragraph (d). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(gg)    Effectiveness of Facsimile Documents and Signatures. Credit Facility Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Borrower Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(hh)    Limited Use of Electronic Mail. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-

mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWERS. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(jj)    Recordation. It is understood and agreed by Borrowers that the Administrative Agent reserves the right to record all telephone conversations between any Borrower and the Administrative Agent and to retain tapes of such conversations for such periods of time as Lender deems advisable from time to time.
(kk)    Borrower Agent. Each Borrower hereby designates Horsehead Corporation as its representative and agent (in such capacity, “Borrowers’ Agent”) for all purposes under this Agreement and the other Credit Facility Documents, including requests for Advances, delivery or receipt of communications with any Secured Party, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under this Agreement or the other Credit Facility Documents (including in respect of compliance with covenants), and all other dealings with any Secured Party. Such Person hereby accepts such appointment. Each Secured Party shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrowers’ Agent on behalf of any Borrower. Each Secured Party may give any notice or communication with a Borrower hereunder to Borrower’ Agent on behalf of such Borrower. Each Secured Party shall have the right, in its discretion, to deal exclusively with Borrowers’ Agent for any or all purposes under the Credit

Facility Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrowers’ Agent shall be binding upon and enforceable against it.
Section 9.03    No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.04    Costs and Expenses. The Borrowers shall pay (i) all expenses incurred by the Administrative Agent and its Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Facility Documents or any amendments, modifications or waivers (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all third party expenses incurred by the Collateral Agent, the Administrative Agent or any Lender (including the documented fees, charges and disbursements of any counsel for the Collateral Agent, the Administrative Agent or any Lender, including the third party expenses of executing, recording, filing and perfecting the Security Documents and the costs of any title policy in connection with the Mortgages, including all endorsements, and any updated survey required by the Administrative Agent or the Collateral Agent in connection therewith), provided that the Administrative Agent and the Lenders shall endeavor to use the same single counsel in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Facility Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such third party expenses incurred during any workout, restructuring or negotiations in respect of such Advances, provided that the Administrative Agent and the Lenders shall endeavor to use the same single counsel. The foregoing costs and expenses shall include all search, filing, recording, appraisal charges and fees and taxes related thereto, and other third party expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
Section 9.05    Indemnification. Each Borrower Party shall indemnify the Collateral Agent, the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all fees, expenses and disbursements of any law firm or other external counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Credit Facility Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance or the use or proposed use of the proceeds therefrom, (c) any action taken or omitted by the Collateral Agent, the Administrative under this Agreement or any other Credit Facility Document (including the Collateral Agent’s, the Administrative Agent's own negligence), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers or any other Borrower Party, or any Environmental Liability related in any way to the Borrowers or any other Borrower Party, (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Indemnitee, (f) the failure of any Borrower Party or any Affiliate to comply with any Legal Requirement, including any Environmental Law, including with respect to the presence, generation, storage, Release, threatened Release, use, transportation, disposal or arranging for the disposal or treatment of any solid waste or Hazardous Materials on, under, or from any Borrower Party’s or any Affiliate’s Property, (g) creating, perfecting, maintaining, or enforcing any Lien, (h) taking possession of, protecting, preserving and preparing for sale any of the Collateral as permitted by this Agreement and the Credit Facility Documents when an Event of Default exists, and (i) the acquisition, ownership or operation of any of the Collateral or any other Property by any Borrower Party or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee except as may expressly be provided under this Agreement (all the foregoing, collectively, the “Indemnified Liabilities”).
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER PARTY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, AND EACH INDEMNITEE SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY BORROWER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER CREDIT FACILITY DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT NOTHING HEREIN SHALL RELIEVE ANY BORROWER PARTY OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY ANY INDEMNITEE AGAINST SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT FACILITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. ALL AMOUNTS DUE UNDER THIS SECTION 9.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER WRITTEN DEMAND THEREFOR SETTING FORTH IN REASONABLE DETAIL THE BASIS FOR THE AMOUNT CLAIMED. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.
Section 9.06    Joint and Several Liability. .
(g)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH BORROWER HEREBY EXPRESSLY AGREES FOR THE BENEFIT OF THE SECURED

PARTIES THAT ALL OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT FACILITY DOCUMENTS HEREUNDER ARE THE JOINT AND SEVERAL OBLIGATIONS OF ALL BORROWERS REGARDLESS OF WHICH BORROWER REQUESTS OR RECEIVES ANY ADVANCE CONTEMPLATED BY THIS AGREEMENT. EACH BORROWER CONFIRMS THAT IT WILL DERIVE SUBSTANTIAL DIRECT AND INDIRECT BENEFIT FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER CREDIT FACILITY DOCUMENTS AND SUCH TRANSACTIONS ARE NECESSARY OR CONVENIENT TO THE CONDUCT, PROMOTION OR ATTAINMENT OF THE BUSINESS, PURPOSES OR ACTIVITIES OF SUCH BORROWER.
(h)    Anything contained in this Agreement or any other Credit Facility Document to the contrary notwithstanding, the obligations of each Borrower under the Credit Facility Documents on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case (i) after giving effect to all liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding (x) any liabilities of such Borrower in respect of intercompany indebtedness to the other Borrower or other affiliates of such Borrower or the other Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower hereunder; (y) any liabilities of such Borrower under the Credit Facility Documents; and (z) any liabilities of such Borrower under other guarantees of and joint and several co-borrowings of indebtedness, entered into on the date the Credit Facility Documents becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 9.06(b) (each such other guarantee and joint and several co-borrowing entered into on the date the Credit Facility Documents becomes effective, a “Competing Guaranty”) to the extent such Borrower’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Borrower’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)), multiplied by (2) a fraction (I) the numerator of which is the aggregate principal amount of such Borrower’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Borrower under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 9.06(b)), (B) the aggregate principal amount of the obligations of such Borrower under the Credit Facility Documents (notwithstanding the operation of this Section 9.06(b)), and (C) the aggregate principal amount of the obligations of such Borrower under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.06(b)); and (ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 9.06(b)).
(i)    Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor, that it may have at any time against the other Borrower or any other Borrower Party, and any successor or assign of any such Person, including any creditor representative or debtor in possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the irrevocable and indefeasible payment in full of all Obligations.
Section 9.07    Successors and Assigns.
(f)    Generally. The terms and provisions of this Agreement and the other Credit Facility Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the neither the Borrowers nor any other Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (f) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(g)    Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to); provided, however, that
(i)    except (A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Advances being assigned at the time owing to it or (B) in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund with respect to such Lender, the aggregate amount of the Commitments and Advances, of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $20,000,000;
(ii)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and
(iii)    each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $5,000 processing and recording fee.
Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.07, 2.09, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).
(h)    Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Borrower Parties, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(i)    Pledge of Lender's Interest. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(j)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any of the Borrowers or the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.07, 2.08 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(k)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.13(a) as though it were a Lender.
Section 9.08    Confidentiality.
(f)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any judicial, legislative, or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Facility Document or any action or proceeding relating to this Agreement or any other Credit Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08(a), (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) to any actual or prospective counterparty to any derivative or securitization transaction related to the Credit Facility Obligations under this Agreement, and (iii) to any credit insurance provider relating to the Borrowers or any of its Subsidiaries, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08(a) or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower Party. For purposes of this Section, “Information” means all information received from any Borrower Party relating to any Borrower Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower Party; provided that, in the case of information received from a Borrower Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with safe and sound banking practices.
(g)    Each Borrower Party agrees to maintain the confidentiality of the terms of this Agreement, provided that such Borrower Party may disclose such terms (i) to its Affiliates, direct or indirect equity holders and underwriters, and its or any such Person's directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such terms and the Borrowers will procure such Person's compliance with this Section 9.08(b)), (ii) in SEC securities filings or to the extent otherwise required by applicable Legal Requirements or by any subpoena or similar legal process, (iii) to any other party hereto, (iv) in connection with any action or proceeding related to this Agreement or any other Credit Facility Document or the enforcement of rights hereunder or thereunder, (v) with the consent of the Administrative Agent, (vi) to the extent such terms become publicly available other than as a result of a breach by any Borrower Party of this Section 9.08(b), and (vii) to any potential Lender, other potential provider of Debt permitted under Section 6.02 or potential purchaser of all or any substantial part of the business of the Borrower Parties and their Subsidiaries which agrees (subject to customary time limitations) to hold such terms subject to a duty of confidentiality materially similar to the terms of this Section 9.08(b).
(h)    The obligations under this Section 9.08 shall survive the termination of the Commitments and repayment of the Obligations for a period of one (1) year.
Section 9.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 9.10    Survival of Representations, etc. All representations and warranties made hereunder and in any other Credit Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 9.11    Severability. If any provision of this Agreement or the other Credit Facility Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Facility Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12    Governing Law. This Agreement and each of the other Credit Facility Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.
Section 9.13    SUBMISSION TO JURISDICTION.
(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT FACILITY DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
(b)    Nothing in this Section 9.12 shall affect the right of the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Borrower Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.
Section 9.14    WAIVER OF JURY TRIAL. The Borrowers hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Credit Facility Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Credit Facility Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each Borrower hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
Section 9.15    USA PATRIOT Act Notification. Administrative Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies each Borrower Party, which information includes the name and address of such Borrower Party and such other information that will allow Administrative Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
Section 9.16    Notice to Debtor; Entire Agreement.

(a)    THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS ARE THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF ANY CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES. ANY AND ALL SUCH PRIOR OR CONTEMPORANEOUS ORAL AGREEMENTS ARE EXPRESSLY SUPERSEDED BY THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
(b)    THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT BETWEEN THE PARTIES EXISTS.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:
HORSEHEAD CORPORATION

By:    /s/ James S. Hensler
Name:    James S. Hensler
Title:    President & CEO

THE INTERNATIONAL METALS RECLAMATION COMPANY, LLC

By:    /s/ James S. Hensler
Name:    James S. Hensler
Title:    President & CEO

HORSEHEAD METAL PRODUCTS, LLC

By:    /s/ James S. Hensler
Name:    James S. Hensler
Title:    President & CEO

MACQUARIE BANK LIMITED,
as Administrative Agent, and as a Lender

By:    /s/ Patrick Murphy
Name:    Patrick Murphy
Title:    Division Director MacQuarie Bank Limited

By:    /s/ Andrew Douglas Harding
Name:    Andrew Douglas Harding
Title:    Executive Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]